                                                          Registration No. 33-__
    As filed with the Securities and Exchange Commission on April ___, 2001
--------------------------------------------------------------------------------

                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                ----------------

                                    Form SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                ----------------

                             FanZ Enterprises, Inc.
                 (Name of Small Business Issuer in Its Charter)

                 Delaware                                   711212                            35-2123462
     (State or Other Jurisdiction of             (Primary Standard Industrial              (I.R.S. Employer
      Incorporation or Organization)             Classification Code Number)              Identification No.)

                             FanZ Enterprises, Inc.
                          3020-I Prosperity Church Road
                                    Suite 293
                      Charlotte, North Carolina 28269-7197
                                 (317) 815-1128
--------------------------------------------------------------------------------
          (Address and Telephone Number of Principal Executive Offices)

                             FanZ Enterprises, Inc.
                          3020-I Prosperity Church Road
                                    Suite 293
                      Charlotte, North Carolina 28269-7197
--------------------------------------------------------------------------------
(Address of Principal Place of Business or Intended Principal Place of
Business)

FanZ Enterprises, Inc.                        With a Copy to: Benesch, Friedlander, Coplan &
3020-I Prosperity Church Road                                 Aronoff LLP
Suite 293                                                     2300 BP Tower
Charlotte, North Carolina  28269-7197                         200 Public Square
(317) 815-1128                                                Cleveland, Ohio 44114-2378
Attn: J. Roe Hitchcock                                        (216) 363-4500
                                                               Attn: Leslie A. Drockton, Esq.
                                                                           and
                                                                     James M. Hill, Esq.

--------------------------------------------------------------------------------
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                              of Agent For Service)

Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]________________________________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]________________________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

--------------------------- --------------------- -------------------------- -------------------- -------------------
  Title Of Each Class Of    Dollar Amount To Be       Proposed Maximum        Proposed Maximum        Amount Of
     Securities To Be            Registered        Offering Price Per Unit   Aggregate Offering    Registration Fee
        Registered                                                                  Price
--------------------------- --------------------- -------------------------- -------------------- -------------------

       Common Stock            $25,000,000.00              $10.00              $25,000,000.00         $6,250.00
      $.01 par value
--------------------------- --------------------- -------------------------- -------------------- -------------------

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                   Preliminary Prospectus dated April __, 2001

                             FanZ Enterprises, Inc.

                                   -----------

                     Up to 2,500,000 shares of Common Stock
                            $.01 par value per share

We are a start-up Delaware corporation organized for the purpose of controlling and managing (i) a multi-car National Association of Stock Car Racing ("NASCAR") motorsports operation that will participate in NASCAR sanctioned events, and
(ii) a related merchandising operation.

This is an initial public offering of up to 2,500,000 shares of our common stock at a price of $10.00 per share.

We will be selling a minimum of 1,000,000 of our shares and a maximum of 2,500,000 of our shares in a direct participation offering. The shares will be sold by our officers and directors or, where required by state law, through licensed broker-dealers. Until we have sold at least 1,000,000 shares, we will not accept subscriptions for any shares. Each subscriber must purchase a minimum of twenty-five (25) shares at an aggregate purchase price of $250.00. All proceeds of this offering will be deposited in an interest-bearing escrow account with Firstar Bank, N.A. We intend to break escrow once subscriptions for the minimum number of our shares (1,000,000) are received and accepted and will continue to sell our shares until all shares offered are sold or nine months from the date of this Prospectus. If we are unable to sell at least 1,000,000 shares before this offering ends, we will return all funds, with interest, to subscribers promptly after the termination of this offering. We may decide to cease selling efforts prior to such date if we determine that it is no longer beneficial to continue this offering.

                                                                      Minimum                    Maximum
                                             Per Share                 Total                     Total
                                             ---------                 -----                     -----

Public Price                                    $10.00             $10,000,000.00            $25,000,000.00
Discounts/Commissions (1)(2)                      $.06                 $60,000.00               $150,000.00
Proceeds to FanZ Enterprises,                    $9.94              $9,940,000.00            $24,850,000.00
Inc.

(1) We have decided not to use an underwriter for the distribution; however, in some states, we may be required, under state law, to sell our shares through licensed broker-dealers and have estimated the discounts and commissions we might be required to pay. See "Plan of Distribution" beginning on page 44.

(2) The commissions shown do not include legal, accounting, printing, escrow fees, and related costs incurred in connection with this offering, which will be payable by us. These expenses are estimated at $747,060.

--------------------------------------------------------------------------------
This is a best efforts offering. This offering is made on a continuous basis until the maximum number of shares are sold or nine months after the date of this Prospectus unless we terminate this offering at an earlier date.

This is an initial public offering and prior to this there has been no public market for the securities of FanZ Enterprises, Inc., nor can assurance be given that a market will develop.

Proposed Trading Symbol on the Pink Sheets: ("FANZ"). There is no assurance that this trading symbol will be assigned to our shares.

INVESTING IN SHARES OF OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK AND SHARES OF OUR COMMON STOCK ARE HIGHLY SPECULATIVE. SEE "RISK FACTORS," BEGINNING ON PAGE 3, TO READ ABOUT RISKS YOU SHOULD CAREFULLY CONSIDER BEFORE PURCHASING OUR SHARES OF COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE INFORMATION IN THIS PROSPECTUS IS SUBJECT TO COMPLETION AND/OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED UNTIL THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY THESE SECURITIES. THERE CANNOT BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

The date of this Prospectus is April __, 2001

                             FanZ Enterprises, Inc.

               Offering of up to 2,500,000 Shares of Common Stock

                                   PROSPECTUS

                                 April __, 2001

                                TABLE OF CONTENTS

                                                                           Page

Summary......................................................................1
Risk Factors.................................................................3
Forward Looking Statements...................................................12
Use of Proceeds..............................................................13
Determination of Offering Price..............................................14
Dilution.....................................................................14
Capitalization...............................................................16
Description of Business......................................................17
Plan of Operation............................................................34
Description of Property......................................................37
Directors, Executive Officers, Promoters and Control Persons.................38
Security Ownership of Certain Beneficial Owners and Management...............41
Executive Compensation.......................................................42
Summary Compensation Table...................................................43
Plan of Distribution.........................................................43
Legal Proceedings............................................................47
Description of Securities....................................................47
Certain Relationships and Related Transactions...............................50
Market for Common Equity and Related Stockholder Matters.....................51
Legal Matters................................................................51
Experts......................................................................51
Disclosure of Commission Position on Indemnification for Securities
    Act Liabilities..........................................................51
Financial Statements.........................................................F-I


FanZ Enterprises, Inc. intends to become a reporting company and will file all reports and other information as required under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with the Securities and Exchange Commission ("SEC"). The public may read and copy, at certain prescribed rates, such material at the Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20439. The SEC maintains a web site, which you can access at http:www.sec.gov, that contains reports, proxy, other information statements and other information regarding all issuers that file electronically. We anticipate that our common stock will be traded through the Pink Sheets, a quotation service that collects and redistributes market maker quotes in OTC (over-the-counter) securities.

We have a fiscal year that ends December 31 and we intend to furnish our stockholders with annual reports containing audited financial information and, for the first three quarters of each year, quarterly reports containing unaudited financial information. Also, we will provide, at no cost to each person who has received a Prospectus, a copy of any information that is incorporated herein by reference. To request such information, call (317) 815-1128 or e-mail J. Roe Hitchcock at jroe@fanzenterprises.com or write to:

                             FanZ Enterprises, Inc.
                             5419 Cayman Drive
                             Suite 100
                             Carmel, IN 46033
                             Attn: J. Roe Hitchcock, Chief Executive Officer

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                      DEALER PROSPECTUS DELIVERY OBLIGATION


        Until _____, 2001 (____ days after the commencement of this Offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

                                     SUMMARY

The following summary highlights certain information found in more detail elsewhere in this Prospectus. Before you decide to buy our common stock, in addition to the following summary, you are urged to read the entire Prospectus carefully, especially the risks of investing in our common stock as discussed under "Risk Factors." (See "Risk Factors" beginning on page 3.)

SUMMARY, ADDRESS AND PHONE NUMBER

FanZ Enterprises, Inc. is a Delaware corporation formed on October 20, 2000. Our sole stockholder is Jackson Roscoe Motorsports, LLC a Delaware limited liability company formed on October 20, 2000. Our executive offices are located at 3020-I Prosperity Church Road, Suite 293, Charlotte, North Carolina 28269-7197 and our telephone number is (317) 815-1128. Our registered statutory office is located at 1209 Orange Street, Wilmington, Delaware 19801.

We were formed for the purpose of controlling and managing a multi-car NASCAR motorsports operation that will participate in NASCAR sanctioned events. It is contemplated that we will initially enter a NASCAR series with a minimum of two full-time race teams that will compete in NASCAR sanctioned races and may originate up to a total of five teams. We will conduct our operations through two wholly-owned subsidiaries: FanZ Racing, Inc. and FanZ Merchandising, Inc.; both are Delaware corporations formed to own and manage our racing and merchandising operations, respectively.

Currently Jackson Roscoe Motorsports, LLC owns all of the issued and outstanding shares of our common stock. However, prior to the closing of this offering, we will effect a 100,000 for 1 stock split and have granted an option to purchase 500,000 shares of our common stock at a price of $3.00 per share to Michael J. Wurtsbaugh, our proposed Chief Financial Officer. If we issue the minimum number of shares of our common stock (1,000,000) in this offering, and assuming the full exercise of the options granted to Michael J. Wurtsbaugh, Jackson Roscoe Motorsports, LLC would own approximately 86.95%, Michael J. Wurtsbaugh would own approximately 4.35% and the public stockholders would own approximately 8.70%. If we issue the maximum number of shares of our common stock (2,500,000) in this offering, and assuming the full exercise of the options granted to Michael J. Wurtsbaugh, Jackson Roscoe Motorsports, LLC would own approximately 76.92%, Michael J. Wurtsbaugh would own approximately 3.85% and the public stockholders would own approximately 19.23%. Additionally, we intend to reserve shares of our common stock representing 10% of the issued and outstanding shares of our common stock, after giving effect to this offering, to be issued in connection with the exercise of stock options to be issued to our officers, directors, employees and consultants under our stock option plans. (See "Description of Securities" beginning on page 48.) Any issuance of shares of our common stock upon the exercise of stock options will dilute all stockholders on a pro rata basis.

THE OFFERING

Securities offered:             A minimum of 1,000,000 shares of our common
                                stock and a maximum of 2,500,000 shares of our common stock. (See "Description of Securities" beginning on page 47.)

Authorized Capital
Stock: 20,000,000 shares of common stock, $.01 par value per share, and 10,000 shares of preferred stock, $.01 par value per share. All of the preferred shares are issued and outstanding and are owned by Jackson Roscoe Motorsports, LLC.

Common Stock
Outstanding Before
the Offering:                   10,000,000 shares.

Common Stock
Outstanding After
the Offering:                   11,000,000 shares (assuming the minimum offering
                                of 1,000,000 of our shares are sold) or
                                12,500,000 shares (assuming the maximum offering of 2,500,000 of our shares are sold). We have granted an option to purchase 500,000 shares of our common stock to Michael J. Wurtsbaugh and intend to reserve an amount equal to 10% of our issued and outstanding shares after giving effect to this offering to be issued under stock option plans for the benefit of our officers and directors.

Use of Proceeds:                We plan to use the net proceeds of this offering
                                to originate up to five race teams that will compete in NASCAR sanctioned races and to establish our merchandising operations. The proceeds will be used as follows: acquiring assets, marketing and advertising, establishing an office and a multi-car facility, hiring personnel and consultants, paying organizational expenses, obtaining working capital and other general corporate purposes.

Trading Symbol:                 Proposed Pink Sheet trading symbol for the
                                common stock is "FANZ". There is no assurance that this trading symbol will be assigned to our shares.

Risk Factors:                   The shares of our common stock being offered are
                                speculative and involve a high degree of risk and should not be purchased by investors who cannot afford the complete loss of their entire investment. (See "Risk Factors" beginning on page 3.)

                                  RISK FACTORS

You should carefully consider the possibility that your entire investment may be lost. As such, you are encouraged to evaluate the following risk factors and all other information contained in this Prospectus before purchasing our common stock. Our common stock involves a high degree of risk. Any of the following risks could adversely affect our business, financial condition and results of operations, and could result in complete loss of your investment.

FanZ Enterprises, Inc. Has No Operating History And Financial Results Are Uncertain

We were only recently organized, have no operating history and must be considered in the development stage. We have no history of earnings or profits and there is no assurance that we will operate profitably in the future. There is no meaningful historical financial data upon which to base planned operating expenses. As a result of this limited operating history, it is difficult to accurately forecast our potential revenue. Our business model contemplates that we will develop a racing operation that is designed to run on a break-even basis and a merchandising operation that will be our primary source of profits. Our success is dependent on our ability to develop both of these operations. We have not entered into any contractual arrangements with any sponsors, drivers, crew chiefs, suppliers, distributors or manufacturers and intend to pursue these arrangements upon successful completion of this offering.

At this time we have no racing or merchandising operations and intend to use the proceeds of this offering to first develop the racing business and then the merchandising business. It is our intention to use a portion of the proceeds to acquire assets necessary to run the racing operations as well as hire crew chiefs, drivers and other personnel. We have and will continue to enter into consulting arrangements with experienced NASCAR personnel to assist in assembling our racing operations. We have identified several potential candidates with NASCAR experience to manage our racing operations. We are in preliminary negotiations with potential management candidates and it is our intention to enter into employment agreement(s) with individual(s) that will be contingent upon the successful completion of this offering. We have not purchased any of the assets necessary to operate either the racing or merchandising operations and we have not had any significant discussions with any potential drivers, crew chiefs or other personnel and intend to start these discussions upon completion of this offering.

As we have indicated, our business model contemplates that we will develop a racing operation that is designed to run on a break-even basis. One of the keys to implementing this is our ability to attract sponsors for our teams. While we believe that we will be able to attract sponsors, we have not had any discussions with potential sponsors.

Relationship With NASCAR

To be successful, we need to create and maintain a good working relationship with the sanctioning body of our racing events, particularly NASCAR. Our cars will need to qualify for each NASCAR event entered. Additionally, our merchandising operations will need to enter into license agreements with NASCAR. While we believe we can create a good working relationship




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

with NASCAR and enter into licensing agreements, we have not had any significant discussions with NASCAR management and may not be able to establish such a relationship or enter into licensing agreements on terms acceptable to us.

Competition

Racing events that our teams will enter compete not only with other sports and recreational events scheduled on the same dates, but also with other racing events sanctioned by various racing bodies such as Championship Auto Racing Teams, Inc. ("CART"), the United States Auto Club ("USAC"), the Indy Racing League (the "IRL"), the National Hot Rod Association ("NHRA"), Sports Car Club of America ("SCCA"), the International Motor Sports Association ("IMSA"), the Automobile Racing Club of America ("ARCA"), Formula 1, American Sportscar Association ("ASA") and others. Racing events sanctioned by different organizations often are held on the same dates, at different tracks, in competition with the NASCAR events.

In addition to competing with other racing events, we will be competing for entertainment and advertising dollars with other sports such as football, baseball, basketball, hockey, tennis and golf and with other entertainment and recreational activities. While NASCAR has been one of the fastest growing sports in the country in recent years, there can be no assurance that such growth rates will be maintained. In the event that fan interest levels off or declines, NASCAR would not be as attractive to the television industry or sponsors, which could have an adverse impact on our operations.

Our success will also depend upon the success of our individual teams. There can be no assurance that our teams will be competitive or qualify for each, or any, NASCAR sanctioned event entered. If we are not as successful competitively, we will have a more difficult time attracting sponsors and quality drivers and crews. We will compete with well-established teams and there can be no assurance that we will be able to create or maintain a competitive position.

The motorsports collectible and consumer products markets are extremely competitive. We will compete with major domestic and international companies, some of which have greater market recognition and substantially greater financial, technical, marketing, distribution, and other resources than we will possess. Since there are no significant barriers to entry into the collectible and consumer products industries, emerging companies may increase their participation in these motorsports markets. Our ability to compete successfully depends on a number of factors both within and outside our control, including: the success of our teams; the quality, features, pricing, and diversity of our products; the quality of our customer services; our ability to recognize industry trends and anticipate shifts in consumer demands; our success in designing and marketing new products; the availability of adequate sources of manufacturing capacity and the ability of our third-party manufacturers to meet delivery schedules; our efficiency in filling customer orders; the continued popularity of the motorsports personalities with whom we have licensing arrangements; our ability to renew existing licensing arrangements and enter into new licensing arrangements; our ability to develop and maintain effective marketing programs that enable us to sell our products to motorsports enthusiasts; product introductions by our competitors; the number, nature, and success of our competitors in a given market; and general market and economic conditions. Our promotional programs must compete for limited advertising dollars against other specialty advertising programs and media such as television, radio, newspapers, magazines, and billboards. We will compete principally on the basis of the current popularity of motorsports, the appeal of our teams, the appeal of our products, and the cost, design and delivery schedules of our products. There can be no assurance that once we are operational we will be able to compete successfully.

Dependence On Key Personnel

Our success depends upon the availability and performance of our officers and senior management and other key personnel. Since our inception we have relied heavily upon the expertise and energies of a relatively small core of executives, none of whom have had any experience in running a public company. These executives must properly develop and operate the business for us to be successful. We currently have an employment agreement with Michael J. Wurtsbaugh, our proposed Chief Financial Officer and Secretary, which will take effect upon completion of this offering, and are in negotiations with candidates to manage FanZ Racing, Inc. and FanZ Merchandising, Inc. . We have entered into a consulting agreement with Michael J. Wurtsbaugh pursuant to which he will provide us with his consulting services until his employment agreement is effective, and have entered into consulting arrangements with other individuals to assist us with the planning and implementation of both our racing and merchandising operations. In the interim, we have entered into and will continue to pursue consulting arrangements with experienced NASCAR personnel who can assist us in assembling our racing operations. Upon completion of this offering, we intend to hire additional personnel, which will include someone with prior experience in a public company to serve as our director of finance. The loss of the services of one or more of our key personnel could have a material adverse effect on our operations. Although we intend to hire additional personnel upon completion of this offering, there can be no assurance that we will be able to attract and retain experienced personnel on acceptable terms.

Liability For Personal Injuries

Racing events can be dangerous to participants and to spectators. We will maintain insurance policies that provide coverage within limits that in our judgment are sufficient to protect us from material financial loss due to liability for personal injuries sustained by, or death of, our personnel or spectators in the ordinary course of our business. Our insurance may not be adequate or available at all times and in all circumstances. Our financial condition, results of operations and cash flows would be adversely affected to the extent claims and associated expenses exceed insurance recoveries.

Industry Sponsorships And Government Regulations

The motorsports industry generates significant revenue each year from the promotion, sponsorship and advertising of various companies and their products. We intend to contract with certain companies, however government regulation could adversely impact the availability of this promotion, sponsorship and advertising revenue. Advertising by the tobacco and liquor industries is generally subject to greater governmental regulation than advertising by other sponsors. As a result of the recent settlement of litigation with various states, the tobacco industry is significantly limited in its ability to sponsor and advertise at sporting events. These restrictions could make it more difficult for us to obtain promotion, sponsorship and advertising revenue from companies in that industry.

Certain Factors That Could Adversely Affect Operating Results

A wide variety of factors could adversely impact our net sales and operating results. These factors, many of which are beyond our control, include: the success of our racing teams; our ability to attract and retain sponsors for our teams; our ability to identify trends in the motorsports collectibles and consumer markets and to introduce products which take advantage of those trends; our ability to attract and retain popular motorsports personalities, including the success of our own teams, and to enter into and maintain mutually satisfactory licensing arrangements with them; our ability to design and arrange for timely production and delivery of our products; market acceptance of our products; the level and timing of orders placed by customers; seasonality; the popularity and life cycles of and customer satisfaction with products designed and marketed by us; the timing of expenditures in anticipation of orders; the cyclical nature of the markets to be served by us; competition and competitive pressures on prices; and general economic conditions.

Our ability to establish our sales and marketing efforts to stimulate customer demand and our ability to monitor third-party manufacturing arrangements in order to maintain satisfactory delivery schedules are important factors in our long-term prospects. A slowdown in demand for our products as a result of changing consumer tastes and spending patterns, lack of success of our teams, the loss of, or inability to, attract sponsors for our teams, economic conditions, or other broad-based factors could adversely affect our operating results.

Recent restrictions on tobacco industry advertisements and any future legislation to limit or prohibit advertisements of tobacco and alcohol products at sporting events, including racing events, could ultimately reduce the popularity of motorsports as a result of the significant amount of advertising and promotional support of racing events, drivers, and car owners currently provided by tobacco and alcohol companies. Any resulting reduction in the current popularity of motorsports could have an adverse effect on us.

Dependence On License Arrangements

We will market our collectible and consumer products pursuant to licensing arrangements with race car drivers, crew chiefs, car owners, race car sponsors, and automobile manufacturers, including our own. We will also need to enter into a licensing arrangement with NASCAR to enable us to use the NASCAR logo. These licensing arrangements are typically limited in scope and duration and typically authorize the sale of specified licensed products for a short period of time. The success of any of our licensing arrangements depends on many factors, including the reasonableness of license fees in relationship to revenue generated by sales of licensed products, the continued popularity and availability of licensees. The termination, cancellation, or inability to enter into or renew any licensing arrangements would have a material adverse effect on us. While we believe that we will be able to enter into licensing arrangements, we currently have none and we may not be able to enter into any licensing agreements on terms acceptable to us. If we are unable to enter into these licensing arrangements we would not be able to fully develop our merchandising operations, which would have an adverse impact on our operations.

Rapid Market Changes

The markets for our products will be subject to rapidly changing customer tastes, a high level of seasonality and competition, and a constant need to create and market new products. Demand for motorsports collectible and consumer products is influenced by the popularity of certain teams, cultural and demographic trends, marketing and advertising expenditures, and general economic conditions. Because these factors can change rapidly, customer demand also can shift quickly. In many cases, new motorsports collectible and consumer products can be successfully marketed for only a limited time. We may not always be able to respond to changes in customer taste and demand because of the amount of time and financial resources that may be required to bring new products to market. An inability to respond quickly to market changes would have an adverse impact on our operations.

Fluctuations In Sales

The second and third calendar quarters of each year generally have higher sales of motorsports products due to the introduction of new race car models for the racing season beginning in February. Seasonal fluctuations in quarterly sales may require us to take temporary measures, including increased personnel, borrowings and other operational changes, and result in unfavorable quarterly earnings comparisons.

Dependence On Third Parties For Manufacturing

We will have third parties manufacture our motorsports collectibles and consumer products. As a result, any difficulties encountered by the third-party manufacturers that result in product defects, production delays, cost overruns, or the inability to fulfill orders on a timely basis, could have a material adverse effect on our operations.

We do not currently have any contracts with third-party manufacturers. Although we believe that we will be able to secure acceptable arrangements with such third-party manufacturers, our operations would be adversely affected if we could not establish relationships with suppliers. We do not currently have an inventory of merchandise and will not until this offering is completed and we develop our merchandising operations.

Dependence On New Products

Our operating results will depend to a significant extent on our ability to develop and introduce new products on a timely basis which compete effectively on the basis of price and which address customer requirements. The success of new product introductions depends on various factors, including the success of our teams, the popularity of drivers and crews we represent, new product selection, successful sales and marketing efforts, timely and quality production and delivery of new products and consumer acceptance of new products. There can be no assurance that any new products will receive or maintain substantial market acceptance. If we are unable to design, develop and introduce competitive products on a timely basis, our operating results would be adversely affected.

Risks Related To The Business Of FanZ Enterprises, Inc.

In general, in order for us to succeed in today's competitive market, we must be able to attract sources of revenue. A NASCAR racing operation relies principally on three separate, but related, revenue sources for the funding of racing activities, which include, sponsorship monies, race purse winnings and special race bonus opportunities. There is no guarantee that we will be able to attract or obtain any or all of these sources of revenue.

Our Success Will Depend Upon Our Ability To Attract Sponsors

Our ability to attract sponsors to defray the costs of operating the racing operations is a significant factor to our success. Our racing operations will not generate any significant profits, and therefore sponsor funds are key to covering the operating costs of this piece of our business. Our business model is based on the assumption that in order to be competitive, we will reinvest any income generated by our racing operations, and merchandising operations will be our main source of profits. Therefore, key to our business model is our ability to attract sponsorship funds to allow our racing operations to run on a break-even basis. The market for sponsorship money is very competitive as we will compete with other NASCAR teams, and even other professional sports, for sponsorship money. We have not entered into any sponsorship agreements and may not be able to attract any sponsors to fund our teams.

We Will Have Broad Discretion In The Use Of The Net Proceeds From This Offering, And We Might Use Them Ineffectively

We will have broad discretion over how we use the net offering proceeds, and we could spend the proceeds in ways with which you might not agree. We cannot assure you that we will use these proceeds effectively. We plan to use the proceeds from this offering for:

- creating up to five race teams to compete in NASCAR sanctioned races and establishing our merchandising operations,

-       establishing our marketing services organization,

-       organizational expenses,

-       marketing and advertising,

-       office and motorsport facilities,

-       personnel and consultants, and

-       working capital and general corporate purposes.

Our Existing Stockholder Will Be Able To Exercise Control of Our Common Stock And May Make Decisions That Are Not In The Best Interest Of All Stockholders

At the completion of this offering, Jackson Roscoe Motorsports, LLC will own approximately 86.95% of our issued and outstanding shares of common stock (assuming the minimum offering of 1,000,000 of our shares and the full exercise of the options granted to Michael J. Wurtsbaugh) or approximately 76.92% (assuming the maximum offering of 2,500,000 of our shares and the full exercise of the options granted to Michael J. Wurtsbaugh) and 100% of our issued and outstanding shares of preferred stock. Accordingly, Jackson Roscoe Motorsports, LLC, which is controlled by J. Roe Hitchcock and Frederick L. McDonald II, will be able to control the election of directors and all other matters subject to stockholder votes. This concentration of ownership may have the effect of delaying or preventing a change in control of FanZ Enterprises, Inc., even if this change in control would benefit stockholders.

We Might Only Sell The Minimum Number Of Shares Or Less Than The Minimum Number Of Shares

We can have a closing and accept subscriptions for the sale of shares to investors if at least 1,000,000 shares have been sold, which is the minimum number of shares that may be sold in this offering. In the event such minimum amount, or any amount which is significantly less than the maximum amount of 2,500,000 shares offered in this offering are sold, we may not be able to assemble all five of our racing teams and/or establish our merchandising operations.

We may also be unsuccessful in selling at least 1,000,000 shares in this offering, particularly because our officers and directors are selling the shares in a direct participation offering, and in certain cases where required by state law, through licensed broker-dealers, without the use of an underwriter. If we fail to sell at least 1,000,000 shares in this offering, we will be unable to accept any subscriptions in this offering. We could also decide, in our discretion, to not have a closing. Although your funds will be returned to you promptly by our escrow agent, with interest, you will not have the use of these funds for other purposes during the time period that your funds were held in escrow, which could be in excess of nine months.

Payment Upon Dissolution, Liquidation Or Winding Up

Upon our dissolution, liquidation, or winding up, holders of any of our secured debt will be paid in full first, and then all other unsecured creditors will be paid in full. Any balance remaining will be used first to repay the holders of our preferred stock the amount of their liquidation preference plus any accumulated and unpaid dividends prior to and in preference to any distribution to our other stockholders. The amount of the liquidation preference for the preferred stock is $600,000 and such shares are entitled on an annual basis to a 10% cumulative dividend.

Any remaining balance would then be distributed to our holders of common stock on a pro rata basis.

The Shares You Purchase In This Offering Will Be Immediately And Significantly Diluted

The initial public offering price is substantially higher than the net tangible book value of each outstanding share of our common stock. Purchasers of our common stock in this offering will experience immediate and substantial dilution. Dilution represents the difference between the price of a share sold in this offering and the pro forma net tangible book value per share after this offering. The dilution will be $9.09 per share or 91% of the offering price per share if the minimum number of 1,000,000 shares are sold in this offering and $8.00 or 80% of the public offering price per share if the maximum number of 2,500,000 shares are sold in this offering.

Issuance Of Substantial Amounts of Additional Shares Upon The Exercise Of Stock Options Will Dilute Our Stockholders

As of the date of this prospectus, we have an aggregate of 10,000,000 shares of our common stock issued and outstanding. We have also granted options to purchase 500,000 shares of our common stock at $3.00 per share to Michael J. Wurtsbaugh, a Consultant for FanZ Enterprises, Inc. and our proposed Chief Financial Officer, in connection with the closing of this offering, which shares will be subject to a Non-Qualified Stock Option Agreement. In addition, as of the date of this Prospectus, we will reserve an amount of shares equal to 10% of our issued and outstanding common stock after giving effect to the closing of this offering to be issued upon the exercise of stock options available for grant under our stock option plans. While the stock option plans will be subject to stockholder approval upon completion of this offering, once the plans are approved all of such shares may be issued without any action or approval by our stockholders. The issuance of these shares would dilute the percentage ownership of our common stock held by all of our stockholders.

Our Shares Could Become A "Penny Stock"

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks". Penny stocks generally are equity securities with a price of less than $5.00, other than securities registered on national securities exchanges or quoted on Nasdaq, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or quotation system. Prior to a transaction in a penny stock, a broker-dealer is required to:

        - deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market;

        - provide the customer with current bid and offer quotations for the penny stock;

        - explain the compensation of the broker-dealer and its salesperson in the transaction;

        - provide monthly account statements showing the market value of each penny stock held in the customer's account; and

        - make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.

These requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. If our shares become subject to the penny stock rules, investors may find it more difficult to sell their shares.

Repurchase Of Preferred Stock Held By Related Party

On February 23, 2001, we issued 10,000 shares of our preferred stock to Jackson Roscoe Motorsports, LLC at an aggregate purchase price of $400,000. The preferred shares are redeemable at any time, at our option, after six months from the closing of this offering at an aggregate call price of $600,000.

FanZ Enterprises, Inc. May Need Additional Financing Which May Not Be Available, Or Which May Dilute The Ownership Interests Of Investors

Our future success may depend on our ability to raise future capital, particularly if we only raise the $10,000,000 minimum, including attracting sponsors for our racing teams. No commitments to provide additional funds have been made by management and no agreements with sponsors or other sources of capital have been entered into. We have not investigated the availability, source or terms that might govern additional financing. If additional capital is needed, there is no assurance that funds will be available from any source or, if available, that they can be obtained on terms acceptable to us. If not available, our operations could be severely limited, and we may be unable to implement our business plan.

Arbitrary Determination Of Offering Price.

The price of the shares being offered in this offering bears no relationship to our assets, book value or net worth and should not be considered as an indication of our actual value. The offering price of the shares was determined arbitrarily by management.

Our Common Stock Has No Prior Market, And The Price May Decline After This Offering.

There is no public market for our common stock, and no assurance can be given that a market will develop or that any stockholder will be able to liquidate his or her investment without considerable delay, if at all. The market price of our common stock may decline below the offering price. If a market should develop, the price may be highly volatile. In addition, an active public market for our common stock may not develop or be sustained.

We Have No Agreements With Any Underwriters Or Broker-Dealers, And We May Not Be Able To Attract Market Makers

There is currently no public trading market for the shares being offered. The development of a public trading market depends upon not only the existence of willing buyers and sellers, but also on market makers. We hope that a number of broker-dealers may become market makers for our shares. Under these circumstances, the market bid and asked prices for the shares may be significantly influenced by decisions of the market makers to buy or sell the shares for their own account, which may be critical for the establishment and maintenance of a liquid public market in the shares.

Market makers are not required to maintain a continuous two-sided market and are free to withdraw firm quotations at any time. Additionally, in order to be traded on the Pink Sheets we need to have at least one registered and active market maker. We currently have no market makers. No assurance can be given that any market making activities of any market makers will commence.

The Value Of The Perks May Result In Taxable Dividend Income To You

We intend to provide our stockholders with a number of perks as more fully described in the section titled "Description of Business" beginning on page 17. The perks that we intend to provide to our stockholders, may result in taxable dividend income to our stockholders. If the perks are treated as taxable dividend income, a stockholder could incur a tax liability as a result of his or her ownership of our common stock without receiving any cash from us to pay such tax.

Investors May Face Significant Restrictions On The Resale Of Our Common Stock Due To State Blue Sky Laws.

Each state has its own securities laws, often called "blue sky laws," which (i) limit sales of securities to the residents of such state unless the security is registered in such state or qualifies for an exemption from registration and
(ii) govern the reporting requirements for broker-dealers doing business directly or indirectly in the state. There may be significant state blue sky law restrictions on the ability of investors to sell, and on purchasers to buy, our common stock. Accordingly, investors should consider the secondary market for our common stock to be a limited one. Investors may be unable to resell their stock, or may be unable to resell it without significant expense.

                           FORWARD LOOKING STATEMENTS

This prospectus includes "forward-looking statements." These statements involve known and unknown risks, uncertainties and other factors which could cause actual results, financial performance, operating performance or achievements expressed or implied by such forward-looking statements not to occur or be realized. Such forward-looking statements generally are based upon our best estimates of future results, performance or achievement, based upon current conditions. Forward-looking statements may be identified by the use of forward-looking terminology such as "may," "will," "expect," "believe," "estimate," "anticipate," "continue," or similar terms, variations of those terms or the negative of those terms. Potential uncertainties include, among other things, the matters described in this "Risk Factors" section and other sections of this Prospectus.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, we do not assume responsibility for the accuracy or completeness of the forward-looking statements after the date of this prospectus.

                                 USE OF PROCEEDS

The net proceeds to us from the sale of up to 2,500,000 shares of our common stock, after deducting estimated discounts and commissions and offering expenses, are expected to be approximately $9,192,940 (if the minimum number of 1,000,000 shares are sold) or $24,102,940 (if the maximum number of 2,500,000 shares are sold).

We expect to use the net proceeds, listed in the order of priority, as follows:

                                     *Minimum                **Maximum
                                     --------                ---------
Purpose                              Subscription            Subscription
-------                              ------------            ------------

Purchase of Assets                   $3,000,000              $10,000,000
Personnel                            $2,000,000              $ 5,000,000
Marketing and Advertising            $1,845,000              $ 3,945,000
Consulting Fee to Stillwater         $  750,000              $   750,000
Licensing                            $  350,000              $ 1,000,000
Working Capital                      $1,247,940              $ 3,407,940
                                     ----------              -----------
Totals                               $9,192,940              $24,102,940
                                      =========               ==========

*        Assumes sale of 40% of the stock being offered
**       Assumes sale of 100% of the stock being offered

We will utilize the funds from this offering to start up to two race teams that will compete in NASCAR sanctioned races assuming the minimum number of shares are sold and as many as five race teams assuming the maximum number of shares are sold. We will utilize a portion of our proceeds to acquire certain assets that will allow us to develop the various racing teams. Specifically, we will need to purchase various parts for our race cars such as screws, shocks, bolts, transmissions, gears, tires, etc. We will need to purchase engines either through direct purchase or through an engine-leasing program from one of the other NASCAR teams that maintain an in-house engine-building program. We will also purchase certain raw materials, such as various metals and alloys, to manufacture our race cars. Various race shop equipment will also be purchased including miscellaneous shop tools, engine and chassis dynameters testing equipment, timing devices, shock building equipment and testing, welding equipment, fabrication equipment, paint booths, etc. Also, a tractor and trailer will need to be acquired or leased for each race team in order to transport the race cars, equipment, tires, etc. to each racing event and all testing sessions.

We will purchase or lease real property to house our corporate headquarters and motorsport facilities, and will purchase general office equipment for our corporate headquarters such as computers, facsimile machines, copy machines and other office equipment and supplies. (See "Description of Property" beginning on page 37.)

The foregoing represents our present intentions and best estimate with respect to the allocations of the proceeds of this offering based upon our present plans and business conditions. However, no assurances can be given that unforeseen events or changed business or industry conditions will not result in the application of the proceeds of this offering in a manner other than as described herein. Consequently, future events, including changes in our business plan and economic, competitive or industry conditions, may make shifts in the allocation of funds necessary or desirable.

                         DETERMINATION OF OFFERING PRICE

Prior to this offering, there has been no trading market for our shares of common stock. Consequently, the initial public offering price of our shares of common stock was arbitrarily determined. The factors considered in determining the offering price included our financial condition and prospects as well as the general condition of the securities market. The offering price is not an indication of and is not based upon the actual value of FanZ Enterprises, Inc. The offering price bears no relationship to the book value, assets or earnings of FanZ Enterprises, Inc. or any other recognized criteria of value. The offering price should not be regarded as an indicator of the future market price of the securities.

                                    DILUTION

Our net tangible book value at January 31, 2001 is $[14,875] or $[.00] per share of common stock. Net tangible book value per share represents the amount of total tangible assets less liabilities, divided by 10,000,000 (the number of shares of our common stock issued as of January 31, 2001 after giving effect to a 100,000 for 1 stock split to be effected prior to the closing of this offering).

MINIMUM OFFERING

After giving effect to a 100,000 for 1 stock split to be effected prior to the closing of this offering, and the sale of 1,000,000 shares, in the event that the minimum number of shares offered in this offering are sold, the as adjusted net tangible book value at January 31, 2001 would be $9,985,125 or $.91 per share before deducting offering expenses. This represents an immediate increase in net tangible book value of $1.00 per share to the existing stockholder, and an immediate dilution of $9.09 per share to new investors. The tables below illustrate this per share dilution.

MAXIMUM OFFERING

After giving effect to a 100,000 for 1 stock split to be effected prior to the closing of this offering, and the sale of 2,500,000 shares, in the event that the maximum number of shares offered in this offering are sold, the as adjusted net tangible book value at January 31, 2001 would be $24,985,125 or $2.00 per share before deducting offering expenses. This represents an immediate increase in net tangible book value of $2.50 per share to the existing stockholder, and an immediate dilution of $8.00 per share to new investors. The tables below illustrate this per share dilution.

                                                                                 Minimum              Maximum
                                                                                 -------              -------

Assumed public  offering price per share of common stock offered in            $10,000,000          $25,000,000
this offering before deduction of offering expenses
     Net tangible book value per share before offering                            $[.00]               $[.00]
     Increase in book value per share attributable to new investors               $10.00               $10.00
As adjusted net tangible book value per share after offering                       $.91                $2.00
Dilution per share to new investors                                               $9.09                $8.00
Percentage that new investors' shares are diluted                                  91%                  80%

The following table summarizes the relative investments of investors in this offering and our current stockholder, assuming a per share offering price of $10.00, before deduction of offering expenses:

                          Minimum                                      Stockholders(1)              Investors
                          -------                                      ------------                 ---------

Number of shares of common stock purchased                              10,000,000(2)               1,000,000
Percentage of outstanding common stock after offering                      90.91%                     9.09%
Gross consideration paid                                                 $100,100(3)               $10,000,000
Percentage of consideration paid                                            .99%                     99.01%
Average consideration per share of common stock                             $.01                     $10.00


                          Maximum
                          -------

Number of shares of common stock purchased                              10,000,000(2)               2,500,000
Percentage of outstanding common stock after the offering                    80%                       20%
Gross consideration paid                                                  $100,100                 $25,000,000
Percentage of consideration paid                                            .40%                      99.6%
Average consideration per share of common stock                             $.01                     $10.00

(1)      Includes Jackson Roscoe Motorsports, LLC.
(2) After giving effect to a 100,000 for 1 stock split to be effected prior to the closing of this offering.
(3) Reflects $50,000 of consideration received subsequent to January 31, 2001.

                                 CAPITALIZATION

The following table sets forth our capitalization at January 31, 2001, as adjusted, to give effect to the sale of the minimum number of 1,000,000 shares of our common stock and to give effect to the maximum number of 2,500,000 shares of our common stock, at an assumed public offering price of $10.00 per share, net of estimated offering costs and after application of the net proceeds of such sale.

                                                   Actual           Pro-Forma(1)         Minimum           Maximum
                                                   ------           ------------         -------           -------

January 31, 2001

Common Stock, $.01 par value per
share; 3,000 shares authorized, 100
shares issued and outstanding;
20,000,000 shares authorized, as
adjusted to give effect to 100,000
for 1 stock split; 10,000,000
shares issued and outstanding, as
adjusted to give effect to 100,000
for 1 stock split; 11,000,000
shares issued and outstanding, as
adjusted assuming the minimum
number of shares are sold;
12,500,000 shares issued and
outstanding, as adjusted assuming
the maximum number of shares are
sold                                                $1               $100,000            $110, 000         $125,000

Preferred stock, $.01 par value per
share; 10,000 shares authorized; 10,000
shares issued and outstanding
                                                     -                    100                  100              100

Additional paid-in capital                      50,099               400,000             9,582,940       24,477,940
Accumulated Deficit                            [64,975]              [64,975]              [64,975]         [64,975]
                                              --------              --------            ----------      -----------
Total Stockholders' [Deficit] Equity          $[14,875]             $435,125            $9,628,065      $24,538,065
                                              ========              ========            ==========      ===========

(1) As adjusted to (i) give effect to a 100,000 for one stock split effective April ___, 2001, (ii) give effect to an increase in the number of authorized common shares to 20,000,000, which occurred on February 23, 2001, (iii) give effect to $50,000 of consideration received subsequent to January 31, 2001 as a capital contribution with respect to the common stock owned by Jackson Roscoe Motorsports, LLC, and (iv) give effect to the issuance of 10,000 shares of preferred stock to Jackson Roscoe Motorsports, LLC in exchange for $400,000.

                             DESCRIPTION OF BUSINESS

BUSINESS OF ISSUER

We are a Delaware corporation formed on October 20, 2000 to control and manage a multi-car motorsports operation that will participate in NASCAR sanctioned events. We currently have no full-time employees. However, we have a consulting agreement with Michael J. Wurtsbaugh, our proposed CFO and Secretary, and have entered into an employment agreement with Michael J. Wurtsbaugh which will become effective upon the closing of this offering. We have also entered into consulting arrangements with certain other individuals to help us in the planning and implementation of our racing and merchandising operations, including Eddie Sharp who owns the facility we intend to lease initially. It is contemplated that we will initially enter the NASCAR series with a minimum of two full-time race teams and may originate up to a total of five full-time race teams that will compete in NASCAR sanctioned races, including teams in the Winston Cup, Busch Grand National and Craftsman Truck series, depending on the amount of capital raised through this offering.


We believe that a tremendous opportunity exists to provide a unique and exciting opportunity for existing NASCAR fans, as well as attract new fans to the sport. We will utilize a network of dedicated racing fans and attract new fans to NASCAR to serve as part owners in our operations. We will be able to offer each stockholder a unique economic and racing opportunity to be part owner of what we expect to be a top-tier NASCAR racing team and actually participate in what we believe is the number one spectator sport in the country. This network of stockholders will further allow us the opportunity to offer potential sponsors a built-in owner fan base that will support and consume the various sponsors' products. It is believed that this fan base will be a competitive advantage in our attempt to attract top quality sponsorship monies to fund our racing operations. To date, there are no other motorsports operations with such an owner fan base.

We will actively manage and control substantially all of our merchandising opportunities directly rather than the traditional industry practice of utilizing third-party agents to mange and promote merchandising operations. This should provide greater control over the quality and success of our merchandising operations.

Finally, FanZ Enterprises, Inc. will be a vehicle for its stockholders, management and employees to actively help those in need. Specifically, we will contribute money, physical and human resources and will leverage our publicity to support the "Jackson Roscoe Foundation", a not-for-profit charitable organization established in memory of Jackson Roscoe Hitchcock. Jackson is one of the twins born to Joan and J. Roe Hitchcock, our principal founder, CEO and Treasurer, on September 13, 1999. FanZ Enterprises, Inc., through its active participation with the Jackson Roscoe Foundation and other charitable organizations, will convey the values and principals of those involved by donating money to programs and help families of sick children, including children such as Jackson, who suffer from congenital heart diseases.

Summary of Opportunity

We will combine the interests of true racing enthusiasts by developing a wide network of stockholders to participate in our business interests. We will allow dedicated motorsports fans the opportunity to both own a piece of what management believes will ultimately be a successful NASCAR motorsports operation and participate economically in the business. We believe such an opportunity will prove appealing to these fans' love of auto racing. In addition, we believe our unique ownership opportunity and integrated business approach, coupled with the increasing media exposure to NASCAR, will allow us to attract new fans to the exciting sport of NASCAR racing. We are, to date, the only opportunity for the average race fan to own an interest in a race team. We will utilize the investment funds from the stockholders to start and/or purchase as many as five race teams to compete in NASCAR sanctioned races, including the Winston Cup, Busch Grand National and Craftsman Truck Series. We believe this wide network of owner/investors enhances the success rate for obtaining top quality sponsors which should further the opportunity for success in the racing and merchandising operations. We believe most sponsors will find this captive stockholder network a very attractive audience to market their respective products and services given the typical NASCAR fan's loyalty to the various products of the sponsors of their favorite team and driver. In addition to the economic opportunity of ownership, we intend to offer each stockholder a variety of Perquisites ("Perks"). Our Perks may consist of some or all of the following:

         - Autographed picture of one of the racing drivers and crew chiefs.

         - At each race we intend to randomly select twenty (20) stockholders that will be eligible to be chosen to participate in the non-over-the-wall pit crew. The non-over-the-wall pit crew will perform pit crew functions behind a wall separating it from the race car pit. We will pick four out of the twenty
                  (20) stockholders to actually participate in the non-over-the-wall pit crew for each team's honorary pit crews.

         - An annual 10% discount on all racing merchandise purchased trackside at the merchandise trailers.

         - Free access to all of FanZ Racing, Inc.'s driver, crew and owner web pages with direct e-mail response from each respective team member.

         - Free webcasts from our racing team facility highlighting the pre-race preparation of one of the race cars.

We anticipate providing the stockholder Perks on an annual basis, which Perks, we believe, will at some point have a value of at least equal to the minimum investment of each individual stockholder.

We anticipate holding an annual stockholders' meeting and luncheon which will be held in our team facility once we have established a permanent facility. The stockholders will have exclusive access to the drivers, crewmembers and racing personnel and our facilities during this meeting and luncheon.

Sponsorship Appeal

We believe the combination of racing and merchandising operations offered by us will be an extremely unique and appealing opportunity for sponsors evaluating participation in NASCAR sanctioned racing. Overall, the entire NASCAR sponsorship opportunities should be extremely appealing as a marketing and advertising tool for most major companies whose products and services are purchased or consumed by the general public. Generic facts that make the sponsorship of a NASCAR racing operation appealing to companies are summarized as follows:

         - NASCAR attendance has grown each year for eighteen (18) consecutive years.

         - NASCAR attendance growth for the Winston Cup Series has outpaced any other sport. From 1990 to 1998, the Winston Cup fan base increased from 3.3 million to 6.3 million, which represents a 91% attendance growth rate.

         - 38.5% of NASCAR fans over the age of 18 are women, making the NASCAR fan base one of the most gender-neutral in professional sports.

         - 40.1% of NASCAR fans have attended college and almost half earn over $40,000 per annum, creating a valued marketing segment for most major consumer and service companies. The chart below shows the audience income by sector.

                  [PIE CHART INSERTED HERE]

                                       AUDIENCE INCOME

                                       Under $20,000      19%
                                       $20-$40,000        32%
                                       $40-$60,000        23%
                                       $60-$75,000        11%
                                       $75,000 & Over     15%

         - 62.5% of NASCAR fans are between the ages of 18 and 54. This demographic group is the one most coveted by major sponsors.

         - The most telling and usually convincing fact: 72% OF NASCAR FANS CONSCIOUSLY PURCHASE PRODUCTS AND SERVICES BASED ON A SPECIFIC COMPANY'S INVOLVEMENT IN NASCAR. This conversion ratio is twice the rate of audience brand loyalty that is experienced by the National Football League ("NFL") and allows NASCAR to offer America's most brand loyal fans. The graph below shows the percent of the audience that consciously purchases products based on the manufacturer's involvement in the sport.1

                  [GRAPH INSERTED HERE]

                                AUDIENCE BRAND LOYALTY TO SPONSORS (1)

                                         NASCAR       72%
                                         Tennis       52%
                                         Golf         47%
                                         NBA          38%
                                         MLB          38%
                                         NFL          36%
                                         Olympics     28%

         - 40% of NASCAR Fans will switch to a product if it is a NASCAR sponsor.

         - 70% of the NASCAR Winston Cup races will be broadcast on network television.

         - Over 250 million fans worldwide tuned into NASCAR events in 1999.

Unlike most other sports, NASCAR teams, drivers and owners continuously promote the sponsor at each race. It is not uncommon for the winning driver of each race to officially thank the sponsors who ultimately are responsible for his or her "ride."

We believe that our operations will create a very favorable investment opportunity for most major companies, as it provides sponsors direct access to the most diverse and passionate fans in the sporting universe. In addition to the broad appeal of NASCAR, as highlighted above, our stockholder base will provide potential sponsors with an immediate loyal foundation of fans and potential consumers that are anticipated to be loyal to the sponsor's products. This network of stockholder/owners is unique to NASCAR and should provide the impetus for us to attract a high quality group of primary and associate sponsors to our racing operations. Additionally, we intend to maintain a close working relationship with each of our major sponsors by developing a comprehensive marketing and promotional strategy promoting each sponsor at our trackside merchandising venues, as well as through a variety of retail and mass merchant outlets. Specific attractions beyond the prominent display of corporate colors and logos on each race car, driver and team uniforms, equipment and transporter will include:

________________

1 Source: 1997 Performance Research Study; 2000 Official Retail Resource Guide of NASCAR

         - active "show car" program for each team that will operate continuously throughout the year displaying and promoting at the respective sponsors' locations;

         - client hospitality tents will be prominently promoted at trackside venues at events with driver, crew and owner participation;

         - employee entertainment packages for selected racing venues that will include driver and crew participation and involvement as a motivational tool to valued employees;

         - promotional tie-ins may be developed, promoted and implemented at selected trackside venues, as well as through various national and regional multimedia by our drivers, crew chiefs and owners; additionally, promotional tie-ins may be employed throughout each sponsors' distribution channels;

         - trackside sampling events may be established at selected sponsor tents to highlight new and promotional sponsor products and services; sampling events may be utilized to test market the various sampled products with NASCAR fans and media;

         - product and service endorsements may be established for each primary sponsor and selected associate sponsors featuring our drivers, crew chiefs and owners;

         - advertising space during the weekly webcast from the team's facility;

         -        database marketing to the investor list; and

         - additional advertising and potential product promotion at our permanent race facility, once it is established, in and around Charlotte, North Carolina.

History of the Industry

William H. G. France was a mechanic who migrated from New York to Daytona in the early 1940's. He organized races on the beach in Daytona that eventually led to more races and purses. He founded NASCAR in 1948 to organize and promote stock car racing on racetracks throughout the southeastern United States. Other than the creation of NASCAR, we believe the ascension of France's son, Bill Jr., to the leadership role of NASCAR in 1972 is likely the most important event in NASCAR's history. As the rule maker, promoter, ambassador and salesman, Bill Jr. has set the standard by which all other forms of motorsports are measured and compared. NASCAR's popularity during the 1970's and 1980's grew primarily on a regional level, while Bill Jr. continued to work toward a vision of national recognition for the sport of NASCAR.

In November of 2000, Bill Jr. stepped down as President of NASCAR, and was replaced in that position by Mike Helton, who had been serving as NASCAR's Senior Vice-President and Chief Operating Officer for the previous two years. Despite the health problems that caused him to step-down as President, Bill Jr. continues to influence the future of NASCAR as chairman of the Board of Directors for NASCAR.

Current Status of NASCAR

Although NASCAR began with a southeastern motor racing focus, the sport, through NASCAR's efforts, has grown to be a nationally recognized sport and is currently promoting races in 23 of the 50 states throughout America from New Hampshire to California and Oregon. Today, millions of fans each year pack NASCAR venues across the country for what we believe is the most exciting form of motorsports entertainment. In 1998, NASCAR celebrated its 50th anniversary by earning the distinction as the fastest growing sport in the country. In an exclusive "Street & Smith's Sports Business Journal" survey, NASCAR ranked ahead of every other sports property in marketability and sponsor service. NASCAR's ascent to join the "Big Four" (football, baseball, basketball and hockey) - now the "Big Five" - of professional sports is a recent testament to the sport's success and popularity. Attendance at NASCAR Winston Cup races has increased 97% since 1990 and 17 of the 20 best attended sporting events of 1999 were NASCAR Winston Cup races. Television ratings for NASCAR are second only to the National Football League ("NFL"), and while ratings for most sports properties have leveled off or declined, NASCAR's televised ratings have climbed 11% on network television and 31% on cable television since 1994. In 1999, NASCAR licensed product retail sales topped $1.13 billion, which equates to a growth rate of 1400% during the decade. We believe NASCAR is the most popular form of auto racing in addition to being one of the most popular professional sports in all of America. Annually, more than 200 million fans in the United States watch televised NASCAR races with over 10 million fans coming out to the various tracks to see, in person, the NASCAR Winston Cup Series, NASCAR Busch Grand National Series and NASCAR Craftsman truck series.

In November of 1999, NBC, Fox and Turner Sports reportedly agreed to pay $2.4 billion over six years, beginning in 2001, for broadcasting rights to NASCAR's Winston Cup racing series. Sources have reported that the $2.4 billion will be distributed as follows: (i) 25% will go to the tracks earmarked for race purses;
(ii) 10% will go directly to NASCAR; and (iii) 65% will go to the tracks that host the races. Under this agreement the networks will televise more than 70% of NASCAR Winston Cup races.

NASCAR has grown to the top of the sports rankings in terms of its estimated economic impact. The graph below shows the Top 10 Professional Events in 2000, followed by their estimated economic impact. It should be noted that 8 out of the top 10 are motorsports and 7 out of the 10 are NASCAR races.

------------------------------ ------------------------------------------ ----------------------------------------
EVENT                          LOCATION                                   ESTIMATED ECONOMIC IMPACT
------------------------------ ------------------------------------------ ----------------------------------------
Indianapolis 500               Indianapolis Motor Speedway
                               Indianapolis, IN                           $336.6 million

------------------------------ ------------------------------------------ ----------------------------------------
Daytona 500*                   Daytona International Speedway
                               Daytona Beach, FL                          $240 million

------------------------------ ------------------------------------------ ----------------------------------------
Brickyard 400*                 Indianapolis Motor Speedway
                               Indianapolis, IN                           $219.5 million

------------------------------ ------------------------------------------ ----------------------------------------
SuperBowl XXXIV                Georgia Dome
                               Atlanta, GA                                $215 million

------------------------------ ------------------------------------------ ----------------------------------------
SAP United States Grand Prix   Indianapolis Motor Speedway
                               Indianapolis, IN                           $170.8 million

------------------------------ ------------------------------------------ ----------------------------------------
DirecTV 500*                   Texas Motor Speedway
                               Forth Worth, TX                            $165.2 million

------------------------------ ------------------------------------------ ----------------------------------------
Goracing.com 500*              Bristol Motor Speedway
                               Bristol, TN                                $119.6 million

------------------------------ ------------------------------------------ ----------------------------------------
Food City 500*                 Bristol Motor Speedway
                               Bristol, TN                                $80.5 million

------------------------------ ------------------------------------------ ----------------------------------------
Kentucky Derby                 Churchill Downs
                               Louisville, KY                             $60 million

------------------------------ ------------------------------------------ ----------------------------------------
Winston 500*                   Talladega Speedway
                               Talladega, AL                              $42.4 million

------------------------------ ------------------------------------------ ----------------------------------------

Based on a formula from the National Association of Sports Commissions. Sources:
National Association of Sports Commissions, SportsBusiness Journal research, Smith Travel Research, International Association of Convention & Visitors Bureaus Foundation. As printed in the SportsBusiness Journal. (*) Denotes NASCAR Events.

NASCAR oversees a variety of racing programs throughout the United States that serve as proving grounds for young drivers and mechanics to gain experience and improve their racing skills. It is our intention to participate in the top two or three racing series as part of our business plan. The number one series is the Winston Cup series of which we will focus our primary efforts. The other top racing series within the NASCAR network are the Busch Grand National series ("Busch") and the Craftsman Truck series ("Truck"). Ultimately, we believe that participation in both the Busch and Truck series is important in the overall business plan in order to develop a form of "farm team" system, similar to Major League Baseball. Our participation in multiple NASCAR series promotes consistency among the team members and driver that is essential for success in Winston Cup racing.

Team Profiles

As NASCAR continues to grow and expand into the future, the manner in which drivers, crew chiefs, crews and car owners communicate and operate is changing. Historically, NASCAR ownership has been from two primary sources (i) individual owners that grew up in the racing industry and view ownership as a means to continue to participate in the sport, or (ii) from wealthy individuals that enjoy motorsports and can afford to spend monies to experience the thrill of owning a racing operation. Concurrently, this sport has grown in terms of (i) competition and funding from sponsors, and (ii) race purses, therefore, owning and operating a top-tier NASCAR Winston Cup racing operation has become much more business oriented. As a result, the advent of the multi-car team has only recently become popular.

The management of the multi-car team remains in an organizational structure in which each team, including the driver and crew chief, are individually given incentives and operate fairly autonomously from the other teams within the multi-car operation. The era of the multi-car team has become almost a necessity in order to pool financial resources, share information and fully utilize expensive capital expenditures over a number of teams. Additionally, we believe recruiting, managing and maintaining the best and brightest people has become essential for the success of any top-tier racing operation. Identifying and recruiting top drivers for the cars, crew chiefs, crewmembers, mechanics, fabrication specialists, engine builders, and other specialists are all essential ingredients to operating a successful racing operation. Management believes the future opportunity in NASCAR ownership will rely less on the owner's racing knowledge and experience and more on the ability to successfully manage and operate a business with multiple divisions, or teams, that happen to be in the racing industry.

Revenue Sources

A NASCAR racing operation relies principally on three separate, but related, revenue sources for the funding of its racing activities: (i) sponsorship monies, (ii) race purse winnings and (iii) special race bonus opportunities.

SPONSORSHIP MONIES: The primary funding source for any NASCAR racing operation is sponsorship monies from primary sponsors and a host of associate sponsors. We believe a top-tier NASCAR team that is competitive and has the opportunity to run competitively and finish in the top 15 each week takes a minimum investment of $6 million annually. Traditionally, the most successful teams have had annual budgets that exceeded $12 million. As a result, obtaining a high quality and well-capitalized primary sponsor for each team fielded by our racing operations is the top priority for management. Management believes that the unique, built-in stockholder network provided by us should be very attractive to potential primary and associate sponsors.

RACE PURSE WINNINGS: As the sport has grown, NASCAR has become a nationally recognized sporting event that is seen by millions of fans. As a result, winning purses have also grown substantially. The top teams can easily earn in excess of $2 million annually from race winnings alone, with the less successful teams earning as little as $500,000. Television revenues are an indirect revenue component. In November of 1999, NBC, Fox and Turner Sports reportedly agreed to pay $2.4 billion over six years, beginning in 2001, for broadcasting rights to NASCAR's Winston Cup racing series. It is believed, under the terms of the agreement, the drivers and teams will participate in a portion of the earnings through increases in race purses.

SPECIAL RACE BONUS OPPORTUNITIES: Special race bonus opportunities are becoming larger and more prevalent as various companies recognize the media exposure that is available in the NASCAR venues. For example, R.J. Reynolds' Sports Marketing Enterprises sponsors the "No Bull 5" driver bonus program, which offers one of five qualified drivers the opportunity to win a $1 million bonus should they win at a race that is tied into the "No Bull 5" program.

Racing Qualifications

NASCAR mandates, manages and monitors the qualifications at every NASCAR sanctioned event. To participate in a NASCAR sanctioned event, each car must be driven by a driver who has NASCAR experience and all cars must undergo a NASCAR technical inspection. Prior to qualifying at each race, all of the participating cars must undergo a pre-race technical inspection by the NASCAR officials. A number of race cars also will be selected to undergo a further technical inspection at the conclusion of the race to ensure the selected cars participated within all of the NASCAR technical guidelines during the race. NASCAR specifications exist for the entire race car (including aerodynamic elements such as length of spoilers and air dams, engine characteristics, fuel, chassis setup, shocks, tires, etc.) and typically vary by manufacturer (such as Ford, General Motors, Dodge and Pontiac). These specifications can change between races as NASCAR technical officials attempt to maintain equality of competition between race teams and manufacturers. Teams, drivers and owners that are caught violating NASCAR guidelines typically receive penalties ranging from economic fines to loss of points gained unfairly in the Winston Cup Champion points race, to suspensions from future NASCAR sanctioned events.

After passing the NASCAR technical inspection, a car has one attempt to achieve one of the top 36 qualifying speeds of all the cars in order to qualify. The fastest qualifying speed is awarded the pole position for the respective race. The pole position starts on the inside of the front row and leads the rest of the qualifying field to the green flag, indicating the beginning of each race. Drivers and team owners covet the pole position due to the notoriety received by the respective pole winner sponsors as well as the monetary rewards paid under the "Bud Pole Award" promotion. Additionally, winning a pole award at any NASCAR Winston Cup event throughout the season automatically qualifies the driver to participate in a non-points race at the beginning of the following season in Daytona that pays the participants prize money based on finish position. After the pole position, the next 35 race cars earn their starting spots according to the fastest qualifying speeds. In addition to the 36 fastest qualifiers for each race, NASCAR reserves seven provisional positions bringing the total to 43 cars that participate in each event. Positions 37 through 43 of each race are provisional starters. The 43rd spot in a Winston Cup race is awarded to a past champion of the Winston Cup series (if entered in the race and not otherwise qualified). The 43rd spot in a Busch Grand National race is awarded to a past champion of the Busch series (if entered in the race and not otherwise qualified). If there is no past champion, or if no past champion needs a provisional, the next team in owners' points is given the provisional. Provisional spots are given to teams that are highest in owners' points but did not make the race based on qualifying time. Drivers points do not have any impact on provisionals. Teams are given a provisional based on the team's position in the owners' points standings. Drivers points do not have any impact on provisionals. During the first four races of each season, provisionals are awarded based on the final owners' points standings of the previous year. At the fifth race, the current year's owners points become the reference point. Each existing team starts the season with four provisionals and earns one more after their 8th, 16th, and 24th, attempted race. However, any team that takes a provisional and is in the top 25 in the owner's points is not charged with a provisional. If a Winston Cup driver is 35th or higher in the Winston Cup standings he cannot take a provisional in the Busch Series, unless he is a past champion in the Busch Series.

FanZ Racing Strategy

Our racing strategy is to capitalize upon the evolution of NASCAR through a multi-team business organization. We believe that a more participative management structure, in which the teams of a multi-car operation are compensated and given incentives based on individual as well as overall team performance, could provide us a higher probability for success. Furthermore, it is our intent to maximize the success of our racing operations by structuring essentially a breakeven business operation. This strategy reinvests all purse winnings and other revenue into the team through aggressive state-of-the-art equipment and capital expenditures as well as through the recruitment and maintenance of the top personnel in all aspects of the racing operations. To accomplish this goal, we will seek to hire experienced people in the motorsports business, specifically from the existing NASCAR participants, to serve as management of our racing operations. These individuals will be responsible for the day-to-day management of the racing operations in order to provide our racing operations with the best opportunity to attract the top talent among drivers, crew chiefs and the other racing professionals. We believe this strategy will provide our racing operations with the greatest opportunity for success and create the potential for becoming one of the premier motor sports operations in NASCAR.

ANTICIPATED START-UP TIMELINE: Upon completion of this offering we will need to undertake a variety of initiatives in order to successfully launch our racing operations. It is anticipated that a minimum of ninety (90) days will be required to assemble our racing operations. This process involves three primary phases: (i) the hiring of experienced crew chief(s) and racing management personnel, (ii) the hiring of the crew and the remainder of the race team, and
(iii) the complete assembly and preparation of car(s) for racing. Upon completion of this offering, our management, and other racing professionals, will begin to assemble the proper personnel to staff the racing operations.

INITIAL PHASE OF RACING START-UP OPERATIONS: During the initial thirty (30) days, we will need to recruit a top-tier Winston Cup crew chief who has had extensive experience as a crew chief for other Winston Cup racing operations. Through our numerous contacts in the Winston Cup racing community, we initially identified several potential candidates for the crew chief position, although we have not had any significant discussions with any of these candidates. In addition to the crew chief, we will seek to hire several engineers who will assist in the building, testing and completion of race cars and begin assembling a skeleton crew of personnel which we have preliminarily identified through our experience and contacts in the industry.

In conjunction with the recruiting, management will also focus their efforts on acquiring key assets for the racing operations. The key assets include the selection of a car manufacturer, the ordering and procurement of a minimum of six race cars for each Winston Cup racing team, the purchase of basic tools and equipment including the outfitting of the shock room, the fabrication shop and the paint booths. We will focus our attention on the selection of the available race engine options during this initial period. Our emphasis will be to seek to procure a relationship with one of the top engine building programs for Winston Cup racing in the hopes of negotiating an acceptable engine leasing program for the first year of operations. We will also begin negotiations to either lease or purchase a race car transporter and will investigate the economic merits of both new and used transporters. Securing a transporter is critical to ensuring that each respective race team will have adequate transportation vehicles to transport the race cars and equipment to the testing sessions and race event locations.

It is anticipated that all of the above items will be procured utilizing the existing facility of Sharp Racing, Inc. in Concord, NC. Jackson Roscoe Motorsports, LLC has entered into a non-binding letter of intent with Sharp Racing, Inc. to house our racing operations on a temporary basis. The owner of Sharp Racing, Inc., Eddie Sharp, is a Consultant of Jackson Roscoe Motorsports, LLC and is one of the potential candidates that we are in discussions with to join the management team of FanZ Racing, Inc. We are investigating the options for leasing interim and long-term space to house all of our racing equipment and race cars.

SECOND PHASE OF RACING START-UP OPERATIONS: During the next thirty (30) to sixty
(60) days, the management of FanZ Racing, Inc. will focus their efforts on recruiting and hiring key remaining staff members who will make up the nucleus of the initial racing operations. Specifically, we will interview and hire, at a minimum, five fabrication shop employees, two engineers and three mechanics who will comprise the nucleus of full-time racing shop personnel. In addition to the personnel, the management of FanZ Racing, Inc. will monitor the progress of the race car procurement process, finalize the details of an engine leasing or purchase program, the construction and procurement of the various equipment that is needed for the pit crew, and continue to search for and review various facility options noted above.

FINAL PHASE OF RACING START-UP OPERATIONS: The final thirty (30) to sixty (60) days of the start-up process will see the management of FanZ Racing, Inc. and shop employees focus on fine tuning the various race cars, including all aspects of the cars (from chassis design, body fabrication, shock building and testing, etc.) A significant amount of time during this period will be used to focus on training and developing the crews and shop employees, assigning duties and responsibilities of the race teams and qualifying day setup. The race car transporter(s) should arrive during this period and will be equipped and stocked to ready the transport for race and testing periods. At the conclusion of the first ninety (90) days to one hundred fifty (150) following this offering, critical decisions will be made by our racing and executive management teams as to the preparation of a testing schedule and the number, timing and location of races in which to participate during the first year of operations. While we anticipate that the organizational process for our racing operations will be completed during this ninety-day period, there can be no assurance that we will be fully operational at the end of such period due to unforeseen delays or complications.

Traditional NASCAR Merchandising

Historically, NASCAR drivers and team owners have turned to outside companies, such as Action Performance Companies, Inc. (NASDAQ: ACTN), to manage and operate the merchandising opportunities tied to the success and popularity of both the sport and the individuals. Typically, a driver or team owner would sell exclusive license deals with professional marketing and licensing companies and/or receive a privately negotiated royalty for the use of their team name, likeness or similar trait that is prominently displayed on a very wide variety of merchandise (including shirts, hats, coats, children's clothing, toys, die-cast scaled replicas of motorsports vehicles, computer programs, cups, umbrellas, vehicle stickers, keychains and other traditional souvenirs, etc.). Drivers, as a group, are typically much more concerned about their racing careers and focus their attention on improving their racing careers and generally lack the time, desire or management expertise to handle the in-house merchandising opportunities that are ever present with the national NASCAR fan base. Likewise, team owners have historically been either former race car drivers and crew chiefs or independently wealthy entrepreneurs and business executives that are either (i) focused exclusively on the success of their respective racing operations and lack the desire, time and/or management skills to effectively manage the myriad of merchandising opportunities or (ii) are substantially committed to managing and operating their respective non-racing related business(s) which does not allow them the time or management attention to manage the merchandising side of the racing business. The merchandising opportunities are almost endless in terms of products and services and apply to everything from adult and children's clothing to corporate related gifts depicting various auto racing teams and drivers. We believe the merchandise is primarily manufactured by offshore sources due to lower labor and material costs. Distribution of the products typically comes from a variety of channels including specialty retailers, mass merchants, trackside merchandise sale trailers, via electronic commerce through a variety of racing related web sites, promotional programs for corporate sponsors, grocery chains, etc. As a result, merchandising is a full time business that requires the necessary time and management resources to effectively capitalize upon the demand from NASCAR race fans, corporate sponsors, etc. According to the 2000 Official Retail Resource Guide of NASCAR, NASCAR licensed product retail sales topped $1.13 billion in 1999, which equates to a 1400% growth rate since 1990.

FANZ MERCHANDISING STRATEGY: This part of our business strategy is unique and vastly different from how most NASCAR team owners have traditionally managed and capitalized upon the merchandising opportunities that exist. We believe that a tremendous opportunity exists to professionally manage, market and distribute substantially all of the related merchandise for our racing operations. Furthermore, we expect to leverage and capitalize upon our infrastructure and professional expertise to more efficiently manage merchandising operations for other competing companies/teams, as an additional means to enhance revenues. We will seek merchandising arrangements with drivers, crew chiefs and their sponsors that will utilize our merchandising operation as their exclusive merchandising arm. We will actively seek to manage and control a significant part of our merchandising opportunities directly, which should provide greater control over the quality and success of our merchandising operations. However, we may also, on a limited basis, enter into arrangements with third parties where it is economically beneficial to do so. In order to effectively distribute and market all of the various merchandise offerings, the management of our merchandising operations intends to utilize the following distribution and sales channels.

WEB SITE MERCHANDISING: We intend to utilize the web page of our racing operations in a "pull strategy" to offer a broad selection of merchandise to fans and other visitors to our web page. By "pull strategy" we mean that once visitors have entered our web site, we will seek to pull them over to our merchandising site. Our merchandising arm will oversee the development of the electronic commerce layout and mechanics to browse, select and purchase products off our home page.

WEB CAST MERCHANDISING: We intend to utilize a "push strategy" in our efforts to attract and promote our merchandise utilizing a weekly series of electronic web casts from our shop floor. By "push strategy" we mean that once visitors have entered our web site, we will push merchandise in the form of banner ads, commercials and other promotions. It is our intention that during the racing season, our merchandising operations will establish a specific time each week during the racing season in which it will offer to all stockholders free of charge and other fans for a small fee a web cast that will involve at least one team. The stockholders and fans will be able to dial into the racing operations web page and actually watch and listen to the driver, crew and team members prepare the car and it's components for the race, including a preliminary race strategy. As part of this telecast via the internet, our merchandising operations will offer banner ads for its sponsors as well as promote a wide variety of team merchandise for all of our racing teams and sponsors through specially discounted prices.

MAGAZINE MERCHANDISING: We intend to utilize a proprietary direct mail catalog to our stockholders. The proprietary catalog will offer the complete line of merchandise offerings for all of our teams and sponsors, including various promotional and special offers for our stockholders. We also anticipate utilizing various auto racing and NASCAR-licensed magazine publications to further promote our merchandise offerings as well as our racing web page and web casts.

DISTRIBUTION MERCHANDISING: We intend to market selected promotional items and merchandise through the more traditional distribution channel of specialty retailers, mass merchants and major toy and hobby stores throughout the world directly or through a wholesale distributor network.

NASCAR-LICENSED TELEVISION MERCHANDISING: We intend to aggressively pursue the various network and cable auto racing and NASCAR-licensed television broadcasts throughout the racing season, as well as in the off-season, featuring its respective teams' and sponsors' merchandise and collectibles and will work closely with our racing operations to utilize the various drivers, crew chiefs and team owners to gain exposure from negotiated appearances and interviews on these telecasts.

MOBILE TRACKSIDE SOUVENIR TRAILERS: We intend to lease and/or operate a fleet of tractor trailers that will travel to NASCAR sanctioned events and prominently display and promote each respective team's merchandise including the driver, crew chief and team owner and sponsor's products, promotional merchandise and souvenirs. We also intend to utilize the mobile fleet of tractor trailers to make special merchandise promotional appearances at the various sponsor locations.

FanZ MERCHANDISING, INC.'S GIFT SHOP: Once we have established a permanent facility, it is our intention to have a fully stocked gift shop which will be open to the public on a regular basis, offering the complete line of merchandise and products for our racing operations, all of the respective teams and their related sponsors. We will actively promote and advertise the opportunity for stockholders, fans, sponsors, sponsor employees and customers and general racing enthusiasts to visit our facility to see the home of our teams, drivers and team members and to purchase related merchandise.

FanZ Merchandising Organization

In order to pursue our merchandising operations we will need to hire experienced management as well as a merchandising, marketing and operations staff. Our merchandising operations will initially be dependent on our race teams becoming operational and obtaining sponsors for each of the teams. Upon the successful launch of our racing operations, we will need to engage a merchandising staff to develop and market products supporting our race teams and related sponsors. The development of our merchandising operations will include product development and sourcing, marketing the products and race teams through various distribution channels including trackside promotional merchandise trailers and promoting the sponsors through promotional events such as "Show Cars" which are replicas of the actual race teams' cars that are used to draw fans to a sponsor's place of business. Initially we expect to engage in each of these activities on a very limited basis in connection with the promotion of our own teams and estimate the expense associated with the above activities to approximate $600,000. We expect to fully develop our merchandising operations during the 2002 racing season.

NASCAR Sponsorship

We believe sponsorship is the heart and soul of the success of NASCAR racing and is an integral part of our business plan. One of the primary drawing cards for a potential sponsor's interest in NASCAR is the very broad appeal to an extremely wide audience of NASCAR fans.

Management believes that NASCAR provides sponsors access to the most diverse and passionate fans in the sporting universe. NASCAR is being embraced by large national and multi-national corporations that until recently had ignored the sport as too regional, too downscale and too "country" to risk national funding expenditures. Today NASCAR's teams are sponsored by companies such as Kodak, Circuit City, Gatorade, Kellogg's, McDonald's, MCI WorldCom and True Value to name a few. Ten years ago, the sport's top sponsors were mostly tobacco and beer companies and their subsidiaries. Individual teams are also attracting new benefactors outside racing's traditional categories including Lowe's, Phillips, M&Ms, BellSouth, Hot Wheels(TM) and K-Mart. For sponsors, we believe NASCAR may be the best buy in sports, primarily because "speed sells." NASCAR fans spend freely to support companies and brands that back their favorite drivers and teams. Coke has filled orders for 20,000 new NASCAR-themed vending machines.** Visa says it's running to keep up with demand for its new NASCAR affinity cards.** Sales of Hot Wheels cars jumped 30% after the brand became Kyle Petty's primary sponsor.** A primary sponsor will pay, on average, between $5 million and $9 million to splash its logo across the car's hood and television panel (the back of the trunk) and across the chest on the driver's uniform. Associate sponsors pay between $75,000 and $1.5 million for various portions of a race car's visual area including the B-post (between the two side windows), behind the rear wheels and the rear quarter panels. We have identified a list of over three hundred (300) potential preliminary sponsor candidates, which we intend to pursue upon completion of this offering.

FanZ Sponsorship Strategy

Like our merchandising strategy, our sponsorship business strategy is unique and vastly different from how most NASCAR team owners have traditionally pursued sponsorship opportunities. We intend to develop a marketing services area that will support and coordinate marketing programs with our sponsors. Depending upon the sponsor, this group may have as many as three people per race team dedicated to maximizing sponsor exposure and return on their sponsorship investment.

The employees in this group will interface directly with the sponsor to develop advertising and promotional programs. This group will also be available to develop promotions that will increase the sponsor's exposure to racing fans. Again, our unique network of stockholders will allow us the opportunity to offer potential sponsors a built-in owner fan base that will support and consume the various sponsors' products. We believe this group will provide a competitive advantage in increasing the sponsors' loyalty to us and result in satisfaction with our program.

Web Site Operations

We intend to oversee the development of a centralized web site for both our racing and merchandising operations. The web site will be utilized as a strategic tool to promote our teams and sponsors as well as links to personal web pages for all of our drivers, crew chiefs, team managers and team owners. In addition, the web site will be utilized as a critical part of our electronic commerce focus to advertise, sell and promote all of our merchandise, promotional items and souvenirs. We anticipate that the web page will contain a chat room that will offer the ability to communicate with one of the drivers, crew chiefs, crewmembers, team owners or other racing personnel on a daily basis for a designated hour of each day. It is our intention that a number of our personnel will participate in the chat room, and a monthly schedule will be available on the web page to allow stockholders, fans and general racing enthusiasts to participate in the chat room of their choice. We anticipate that a series of electronic web casts will be made from our shop floor each week during the racing season and broadcast via the Internet. We will establish a specific time each week during the racing season in which we will offer to all interested fans and racing enthusiasts a web cast that will involve at least one of our teams, as its driver and crew chief go through the pre-race preparation for the respective week's



______________________

** Source: Fortune; "Speed Sells"; Johnson, Roy. S; April 12, 1999.

race. It is our intention that the fan(s) will have the ability to dial into our web page and actually watch and listen to the driver, crew and team members prepare the car and its components for the race, including a preliminary race strategy. A complete listing of racing information, news, race facts and human interest stories will be available at all times on the web page to afford stockholders and fans the most access to all of our drivers, crew chiefs, team owners and the racing personnel and their families.

NASCAR Support

We believe that NASCAR will support us in our racing and merchandising plans. This is based on the fact that NASCAR is privately held and prospers from the success of the promotion of its racing operations. We believe NASCAR is extremely aggressive and committed to cross-marketing and promotional events to keep the NASCAR name prominently in the face of the American public. At the forefront of NASCAR's support is the recent television contract that substantially increases both the number of races and the television monies received by the entire NASCAR community for the rights to broadcast the Winston Cup racing events. Currently, NASCAR has five NASCAR-licensed television shows and five licensed radio shows that offer insights into the sport. In addition, seven licensed publications exist including consumer and automotive aftermarket magazines and an extensive publishing program with Harper Collins Publishers for books on the sport and its participants. NASCAR maintains a year-round ongoing public relations blitz to keep the NASCAR name in the public eye with coverage in major newspapers and magazines including The New York Times, Los Angeles Times, Sports Illustrated, USA Today, Forbes, Fortune, Business Week, Time and TV Guide. NASCAR is also aggressively pursuing "e-advertising" and marketing programs with NASCAR Online (web site www.nascar.com) leading the pack in cyberspace with 4.6 million unique users per month. NASCAR Online is referred to as a "sticky" site, which means users tend to stay on for longer periods of time. It is our understanding that users of this site stay on-line an average of almost 9.1 minutes and amass nearly 43 million page views per month, which puts the on-line site in the top five of all sports sites on the Internet.

FanZ Diversity

We are dedicated to the concept of diversity. Through our unique ownership opportunity and operating strategy, we will actively and directly target potential new NASCAR fans. This includes appeal to younger ("Generation-X," "Generation Y" and "Echo-Boom") generations, a proactive strategy for minority ownership and direct participation in our corporate management, staff, racing and merchandising operations, as well as targeted sponsorship opportunities. Our strategy is harmonious with that of NASCAR's, in increasing the diversity in its fan base. We will attempt to use companies owned by minorities and/or women as much as possible to provide goods and services to us.

FanZ Management

Although our executive officers have extensive experience in developing, managing, financing and operating various business interests in a wide variety of industries and possess in excess of thirty two (32) years experience in the management, marketing, finance and operations of various private and public companies, we are recruiting experienced managers to manage and oversee the operations of FanZ Racing, Inc. and FanZ Merchandising, Inc. Our strategy is to enter into consulting arrangements with individuals and professional firms experienced in NASCAR racing and merchandising, to further assist us in assembling our operations. We realize the importance of attracting a talented management team for both the racing and merchandising operations.

The organizational structure will consist of a small corporate staff at FanZ Enterprises, Inc. comprised of J. Roe Hitchcock, Frederick L. McDonald II, Michael J. Wurtsbaugh and a director of finance to oversee our finance and accounting functions as well as several administrative and executive assistants for coordination of sponsors and other important customers. The FanZ Racing, Inc. operations will be managed and directed by its President/CEO. We are currently pursuing individuals who possess an extensive background and experience in managing and operating a professional NASCAR racing operation as well as individuals with management experience in public companies. The President/CEO of FanZ Racing, Inc. will have full and complete responsibility to hire the crew chiefs and team managers for each respective team in addition to the various engineering, engine, fabrication, etc. professionals for each respective discipline. The FanZ Merchandising, Inc. operations will be managed by its President/CEO. We are currently pursuing individuals who possessan extensive background in all operational aspects of merchandising and retailing. Other key personnel in the merchandising operations will be a seasoned buyer who has extensive experience and contacts for sourcing various products offshore, as well as a top marketing and advertising executive who will be responsible for the promotional efforts and strategies in professionally managing the variety of merchandising opportunities for each respective team and their primary and associate sponsors. After our organization is fully operational, our merchandising operations will look for opportunities to manage the merchandising operations for other drivers and team owners.

To attract and retain top talent for both operations, we intend to offer a competitive financial package including the opportunity for stock options to key operational managers.

Available Information and Reports to Securities Holders

We have filed with the SEC a registration statement on Form SB-2 with respect to the common stock offered by this Prospectus. This Prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are a part of the registration statement. For further information with respect to us and our common stock, see the registration statement and the exhibits and schedules thereto. Any document we file may be read and copied at the SEC's Public Reference Room located at 450 Fifth Street N.W., Washington, D.C. 20549, and the public reference rooms in New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. Our filings with the SEC are also available to the public from the SEC's web site at http://www.sec.gov.

Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Exchange Act and, accordingly, we will file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information will be available for inspection and copying at the SEC's public reference rooms, and the web site of the SEC referred to above.

                                PLAN OF OPERATION

The following discussion should be read in conjunction with the Financial Statements and accompanying notes and the other financial information appearing elsewhere in this Prospectus. Also, due to our limited operating history, the financial information presented is for the period October 20, 2000 (date of inception) through January 31, 2001. Our fiscal year end is December 31.

Results of Operations

During the period from October 20, 2000 (date of inception) through January 31, 2001, we have engaged in no significant operations other than organizational activities and preparation for registration of our securities under the Securities Act. No revenues were received by the Company during this period.

For the current fiscal year, we anticipate incurring a loss as a result of organizational expenses, expenses associated with registration under the Securities Act, expenses incurred as a result of establishing the race teams and expenses associated with setting up our infrastructure to begin implementing our business plan. We anticipate that until these procedures are completed, we will not generate revenues, and may continue to operate at a loss thereafter, depending upon the performance of the business.

Profits

For the period ending January 31, 2001, we recorded an operating loss of $64,975. This lack of profitability is largely attributable to expenses of $64,975 associated with our start-up. We did not generate any revenues during this period. We expect to continue to operate at a loss through fiscal year ending December 31, 2001. Further, there can be no assurance that we will ever achieve profitability or that a stream of revenue can be generated and sustained in the future.

Capital Expenditures

We expended no amounts on capital expenditures for the period ended January 31, 2001. As part of the business plan, we plan on starting a minimum of two NASCAR race teams that will require a minimum of $4.5 million in capital expenditures for tools, racing equipment, motors, race cars and other equipment and the personnel costs to recruit and employ the necessary racing personnel to effectively establish the teams. These costs will be incurred in the first three months after the proceeds from this offering are received. The anticipated capital expenditure budget may be reduced if we are successful in attracting sponsorship monies for the teams.

Capital Resources and Liquidity

At January 31, 2001, we had total assets of $146,035. Net stockholder's deficit in the Company is $14,875 at January 31, 2001. Subsequent to January 31, 2001, we raised an additional $450,000 in exchange for preferred stock and additional capital contributed with respect to our common stock from Jackson Roscoe Motorsports, LLC to fund the expenses related to this offering.

To develop our business plan, we intend to recruit and employ a variety of racing personnel including drivers, crew members, crew chiefs, engine builders, fabricators, engineers, etc. to operate and manage our racing operations. The recruiting and hiring of the racing personnel will begin immediately upon raising the minimum subscription amount of $10,000,000.

The racing operations will require a budget of approximately $3.5 million per Winston Cup team and approximately $1.2 million per Busch team to assemble the required personnel and equipment in order to be "race ready". The detail of the budgets for each respective team is detailed below. In order to participate in the last third of the 2001 racing season with at least two Winston Cup teams and one Busch team we will require approximately $8.2 million.

ESTIMATED WINSTON CUP START-UP BUDGET



Expense Category                                         Amount

Personnel Payroll                                        $575,000.00
Crew Chief Salary                                         200,000.00
Motor Program                                             750,000.00
Parts                                                     175,000.00
Facility Rent (Race/Fab Shop)                             150,000.00
10 Winston Cup Cars                                     1,000,000.00
Gears & Transmissions                                      50,000.00
NASCAR Fees                                                35,000.00
Insurance                                                  50,000.00
Utilities                                                  50,000.00
Miscellaneous (Supplies/Maint.)                            50,000.00
Shop Equipment                                            250,000.00
Testing Expenses                                          200,000.00
                                                       -------------

Total Cash Outlays Start-Up                            $3,535,000.00
                                                       =============

ESTIMATED BUSCH GRAND NATIONAL START-UP BUDGET

Expense Category                                       Amount

Personnel Payroll                                      $250,000.00
Crew Chief Salary                                        65,000.00
Motor Program                                           225,000.00
Parts                                                    60,000.00
Facility Rent (Race/Fab Shop)                            65,000.00
6 Busch Cup Cars                                        300,000.00
Gears & Transmissions                                    25,000.00
NASCAR Fees                                              20,000.00
Insurance                                                25,000.00
Utilities                                                25,000.00
Miscellaneous (Supplies/Maint.)                          25,000.00
Shop Equipment                                           60,000.00
Testing Expenses                                         75,000.00
                                                     -------------

Total Cash Outlays Start-Up                          $1,220,000.00
                                                     =============


The foregoing budgets could be scaled back somewhat by reducing the number of cars purchased per team, among other things, in the event that only the minimum ($10,000,000) is raised in this offering. While we believe that the minimum proceeds from this offering, together with sponsorship funds, will be sufficient to satisfy our cash requirements during the twelve (12) months following the consummation of this offering to support two Winston Cup teams and one Busch team, there can be no assurance that sponsorship funds will be available right away or at all. Upon closing of the offering, it is our intention to start with at least one team and we will seek sponsors to defray the costs of starting this team. We will phase in additional teams as our budget will allow with an aggressive campaign for sponsorship of the 2002 racing season. Therefore, we will start with one Winston Cup team and phase-in additional teams as our cash flow permits.

In addition to racing start-up costs, we will need to hire corporate staff for FanZ Enterprises, Inc. to provide centralized human resources, accounting, bookkeeping, travel, administrative assistance and other general corporate services.

In order to pursue our merchandising operations we will need to hire management as well as a merchandising, marketing and operations staff. Our merchandising operations will initially be dependent on our race teams becoming operational and consummating sponsorship for each of the teams. Upon the successful launch of our race teams, we will need to engage a merchandising staff to develop and market products supporting our race teams and related sponsors. This includes product development and sourcing, marketing the products and race teams through various distribution channels including trackside promotional merchandise trailers and promotional events such as "Show Cars," which are replicas of race cars in order to draw fans to a sponsor's place of business. We expect to engage in each of these activities on a limited basis until we are fully operational at an estimated expense of approximately $600,000. We expect to fully develop our merchandising operations during the first full racing season.

We believe that the proceeds from the minimum subscription of this offering, together with projected cash flows from operations (including sponsorship monies), will be sufficient to satisfy contemplated cash requirements for at least twelve (12) months following the consummation of this offering and will enable us to establish two Winston Cup teams and one Busch Team. In the event that plans change, assumptions prove to be inaccurate, or if the proceeds of this offering prove to be insufficient to fund operations and fully implement our business plan, we could be required to seek additional financing from sources not currently anticipated. We have no current commitments or arrangements with respect to, or immediate sources of, additional financing and it is not anticipated that any existing stockholders or lenders will provide any portion of future financing. Additionally, no assurances can be given that any additional financing, when needed, will be available or available on acceptable terms. Any inability to obtain additional financing when required could have a material adverse effect on our operations, including requiring us to curtail some of our business initiatives.

                             DESCRIPTION OF PROPERTY

We will ultimately locate our corporate headquarters in the greater Charlotte, North Carolina area to ensure that our racing operations are strategically located in the heart of NASCAR country. We believe it is imperative for our racing and merchandising operations to be located in this area to ensure that we are in close proximity to the other NASCAR race teams. This will allow us to effectively attract the most qualified talent for our operations. We will ultimately seek to construct an integrated multi-car facility that will house all of our racing operations. We believe that it is imperative to house all of the race teams in one central facility to foster cooperation and sharing of information between all of the teams, drivers and crew chiefs. This is paramount to our strategy to be competitive with competing multi-car teams and gain a competitive edge on some of the less cooperative multi-car teams and single car teams. In addition, this integrated facility, the equipment and personnel will be utilized most effectively and therefore will be the most economical to the racing operations.

While it is not currently in the budget, we anticipate facilities in excess of 200,000 square feet to adequately house our operations, including a facility that will be constructed in the future to house the general and administrative offices of all of our operations. This additional facility is envisioned to house corporate retreats for the sponsors and fans and will contain, among other things, an observation deck overseeing all of the racing operations shop floor, a theater area which can be utilized by our racing teams and for presentations by our sponsors, a dining area that can be utilized to entertain existing and prospective sponsors and their customers and employees, a gift shop offering the latest merchandising products and souvenirs, a company-wide health and fitness facility for the drivers, crew and other employees, and eventually a racing museum housing our key assets.

In the interim, Jackson Roscoe Motorsports, LLC has entered into a letter of intent agreement with Sharp Racing, Inc. to lease its racing shop and racing equipment in the greater-Charlotte area, contingent upon the successful subscription for the minimum amount of shares of this offering. The annual gross rent under this letter of intent is $60,000 for the approximately 6,000 square foot facility and existing tools and equipment. Sharp Racing is owned 100% by Eddie Sharp, a Consultant of Jackson Roscoe Motorsports, LLC and one of the candidates that we are in negotiations with to join the FanZ Racing, Inc. management team. The letter of intent terms are believed to be at or below market rates for the same or similar facilities and equipment. The facility is located in Concord, North Carolina, home of a substantial amount of the race teams that compete in the Winston Cup and Busch racing series. The facility is approximately 6,000 square feet and is believed to be adequate to allow us to establish our initial racing operations. We believe that we will need additional interim space to house all of our racing operations. It is not anticipated that additional space will be difficult to secure given the vast amount of race shops that exist in the area. We will lease office space for our executive management and merchandising operations in the greater Charlotte area until a permanent facility is located. We will also lease a warehouse facility to store products for the merchandising operations. As set forth above, it is our intention to relocate into a single facility that will house all of our racing and merchandising operations including space for our executive management.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the name, age and position of each of our Directors and Executive Officers:

              Name                         Age      Position
              ----                         ---      --------

              J. Roe Hitchcock             39       Chief Executive Officer,
                                                    Treasurer and Director

              Frederick L. McDonald II     34       President and Director

J. Roe Hitchcock. Mr. Hitchcock has served as an officer and director of FanZ Enterprises, Inc. since its inception. He is currently a Member of Jackson Roscoe Motorsports, LLC, and Stillwater Capital Advisors, LLC, a financial consulting firm. Prior to founding Jackson Roscoe Motorsports, LLC, Mr. Hitchcock co-founded Cornerstone Equity Partners, LLC in May 2000, a private equity partnership specializing in making controlling equity investments in various manufacturing and distribution businesses. Prior to the founding of Cornerstone, Mr. Hitchcock, during 1998, was an investment executive with Questor Partners Fund, a $1.2 billion dollar private equity fund, founded by Jay Alix and Dan Lufkin, focused on making controlling equity investments in operationally and/or financially challenged companies with revenues of $100 million to $2 billion. Prior to serving with Questor, Mr. Hitchcock served from 1994 to 1997 as the Chief Executive Officer of Education Galore, Inc., an educational retail business. Prior to Education Galore, Mr. Hitchcock from 1990 to 1993, served as an investment executive with the Oxford Investment Group, a private equity investment firm making controlling equity investments. Prior to the Oxford Investment Group, Mr. Hitchcock served as a Senior Accountant with Arthur Andersen from 1984 to 1988. Mr. Hitchcock holds an MBA from the Harvard Graduate School of Business Administration and a B.S. in Finance and Accounting from

Indiana University where he graduated Summa Cum Laude. Mr. Hitchcock is also a Certified Public Accountant.

Frederick L. McDonald II. Mr. McDonald has served as an officer and director of FanZ Enterprises, Inc. since its inception. He is currently a Member of Jackson Roscoe Motorsports, LLC, and Stillwater Capital Advisors, LLC, a financial consulting firm. Prior to founding Jackson Roscoe Motorsports, LLC, Mr. McDonald co-founded Cornerstone Equity Partners, LLC in May 2000. Prior to founding Cornerstone, Mr. McDonald was from 1995 to 2000 an investment executive with Questor Partners Fund. While at Questor, Mr. McDonald served for a five month period as Schwinn's interim COO, until a permanent COO was hired. Prior to Questor, Mr. McDonald operated from 1991 to 1994 a management and operations consulting firm, Arcana, Inc., which specialized in operational efficiency studies and strategy development initiatives for middle market companies. Prior to Arcana, Mr. McDonald served from 1988 to 1991 as an investment-banking executive and was a federally licensed broker with Edward D. Jones & Co. Mr. McDonald has served on the board of directors of several privately held companies. Mr. McDonald holds an MBA/JD from the University of Michigan with distinction and a B.A. in Banking and Finance from Morehouse College where he graduated with departmental honors.

In addition to Messrs. Hitchcock and McDonald, Michael J. Wurtsbaugh has agreed to serve as an Executive Officer and Director of our company upon the closing of this offering.

Michael J. Wurtsbaugh. Mr. Wurtsbaugh is currently serving as a consultant to FanZ Enterprises, Inc. and has agreed to serve as our Chief Financial Officer, Secretary and Director upon the closing of this offering. Mr. Wurstbaugh has served since 1997 as Vice-President of Finance and Acquisitions and Chief Investment Officer for the Medve Group, Inc., a St. Louis, Missouri-based private investment company and fully integrated developer-owner-manager of commercial real estate on a national basis. Prior to joining the Medve Group, Inc. (from 1993 to 1997), Mr. Wurtsbaugh was Vice-President/Sr. Relationship Manager for Mercantile Bank of St. Louis, National Association, in St. Louis, Missouri. Prior to Mercantile (1986-1993), Mr. Wurtsbaugh was in commercial banking for regional commercial banks in the Chicago, Illinois Metro market and was a Bank Liquidation Specialist for the Federal Deposit Insurance Corporation ("FDIC"). Mr. Wurtsbaugh earned an MBA from the Graduate School of Business, Eastern Illinois University, Charleston, Illinois and a B.S. in Finance, with a concentration in Accounting, from Indiana University, School of Business, Bloomington, Indiana.

In addition to Messrs. Hitchcock, McDonald and Wurtsbaugh, the following individuals have agreed to serve on our Board of Directors following the completion of this offering: Mr. Walter B. Bowden, Mr. Arnold Busse, Mr. Anthony
J. Carbone and Mr. Eugene L. McKenzie. We intend to add at least one other independent director to the Board of Directors upon the closing of this offering. We will establish an Audit Committee after completion of this offering to be comprised of independent members of the Board of Directors.

Walter B. Bowden. Mr. Bowden is currently the President and CEO of DBT Holding Company, a bank holding company. Prior to joining DBT Holding Company, Mr. Bowden served as the

Vice President and Chief Financial Officer of Donald L. Moore, Jr., Inc., a construction company. During this period from 1988-1995, Mr. Bowden was charged with management duties and served as the primary marketing person for Donald L. Moore, Jr., Inc. From 1984 to1988, Mr. Bowden served as the President of Bank South of Savannah. Mr. Bowden graduated from the Stonier Graduate School of Banking, Rutgers University and earned his bachelors degree in Economics from the University of Florida.

Arnold G. Busse. From 1990 to present, Mr. Busse has managed his own investments and served as a consultant for several private companies. Mr. Busse has been involved in a variety of entrepreneurial ventures, including an educational retail and wholesale company, an after-market computer hardware concern and a consumer company involved in the manufacturing of firearms protection equipment. From 1988 to 1991, Mr. Busse was the President of Cornelius Communication Company. Prior to that, Mr. Busse was the President of Guarantee Auto Stores, a $50 million automotive parts and service company which was later sold to Nationwise Auto Parts. Prior to Guarantee Auto, Mr. Busse served as the President of Haag Drug Company from 1972 to 1981. While at Haag Drug Company, Mr. Busse served on the Board of the National Association of Chain Drug Stores. Mr. Busse began his career as an accountant with Ernst & Young in Indianapolis after receiving his accounting degree from Valparaiso University. Mr. Busse has been the President and former Board Member of Southern Drug Stores Assoc., Affiliated Drug Stores Corp. and the Indiana Retail Council. Mr. Busse has previously served on the following boards: The U.S. Division of J. W. Thornton Company (a high end chocolate manufacturer based in England), National Association of Chain Drug Stores, Valparaiso University (1976-1999), most recently as its Vice Chairman, Voluntary Enterprises, Inc., Wishard Hospital Foundation, Indianapolis Medical Management and Carmel Lutheran Church. Honors Mr. Busse has received have been the Sagamore of Wabash in Indiana, Kentucky Colonel and Honorary Attorney General in the State of Indiana. Mr. Busse is the father-in-law of J. Roe Hitchcock.

Anthony J. Carbone. Mr. Carbone is the managing partner of the law firm of Richards & O'Neil, LLP as well as the chairperson of the firms E-Commerce Group. Mr. Carbone has been with Richards & O'Neil, LLP from 1990 to present. Mr. Carbone has previously served as the President of the New York Chapter of the Indiana University Kelley School of Business Alumni Association and now sits on the Board of Directors of the school's alumni organization. Mr. Carbone is a certified public accountant. Mr. Carbone received his LLM in Taxation in 1985 from New York University School of Law; his J.D. from Syracuse University Law School in 1981; his M.S. in Accounting from Syracuse University in 1981; and his B.S. from Indiana University Kelley School of Business in 1978.

Eugene L. McKenzie. Mr. McKenzie is currently the Director of Finance and Information Technolgy for the national accounts division of the International Paper Company's distribution arm, Xpedx. From 1996 to 1999 Mr. McKenzie owned and operated L&G Holdings, Inc., an entrepreneurial business which acted as a graphic design and advertising firm. From 1990 to 1996, Mr. McKenzie was a Financial Manager for Atlantic Richfield Company, an oil and gas company which was recently acquired by British Petroleum. From 1980 to 1990 Mr. McKenzie worked as a Senior Manager for Ernst & Young. Mr. McKenzie is a certified public accountant with an MBA from the University of Denver.

We will form an active Board of Directors for FanZ Racing, Inc. and FanZ Merchandising, Inc. We will utilize strategically selected members of each Board to assist the companies in developing their business plans and implementing their operational, sales and financial initiatives as well as to provide guidance to the management and staff of each of the respective entities. The composition for each respective board will be slightly different as FanZ Enterprises, Inc. plans to seek internal and external board members that possess a significant amount of experience in each respective company's operations. As a result, FanZ Racing, Inc. will recruit individuals that possess experience, contacts and relationships directly in the racing industry and FanZ Merchandising, Inc. will focus on individuals that have substantial experience in the retail and merchandising industries to assist the company in developing it's merchandising operations.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common stock as of January 31, 2001, and as adjusted to reflect (i) a 100,000 for 1 stock split to be effected prior to closing this offering, (ii) the issuance of an option to purchase 500,000 shares of common stock at an exercise price of $3.00 per share to Michael J. Wurtsbaugh, and (iii) the sale of the maximum number of shares of common stock (2,500,000) offered by this Prospectus, of each person known by us to beneficially own 5% or more of the shares of outstanding common stock, each of our executive officers and directors, and all of our executive officers and directors as a group. Except as otherwise indicated, all shares are beneficially owned, and investment and voting power is held by, the persons named as owners.

                                                                            Percentage             Percentage
                                                     Amount and            Ownership of           Ownership of
             Name and Address of                     Nature of             Common Stock           Common Stock
              Beneficial Owner                      Common Stock         Before Offering         After Offering
              ----------------                      ------------         ---------------         --------------
Jackson Roscoe Motorsports, LLC                      10,000,000               95.24%                76.92%(1)
5419 Cayman Drive, Suite 100
Carmel, IN 46033

J. Roe Hitchcock                                     10,000,000(2)            95.24%(2)             76.92%(2)
3020-I Prosperity Church Road
Suite 293
Charlotte, NC 28269-7197

Frederick L. McDonald II                             10,000,000(2)            95.24%(2)             76.92%(2)
3020-I Prosperity Church Road
Suite 293
Charlotte, NC 28269-7197


Michael J. Wurtsbaugh                                   500,000(3)             4.76%(3)              3.85%(3)
3020-I Prosperity Church Road
Suite 293
Charlotte, NC 28269-7197

All Executive Officers and                           10,500,000                 100%                80.77%
Directors as a Group
(3 individuals)


(1) If the minimum number of shares (1,000,000) offered by this Prospectus are sold and Mr. Wurtsbaugh exercises all of his options, the Percentage Ownership of Common Stock after this offering for Jackson Roscoe Motorsports, LLC, J. Roe Hitchcock, and Frederick L. McDonald, II would be 86.95% and 4.35% for Michael J. Wurtsbaugh and 91.3% for all executive officers and directors as a group.

(2) Represents shares owned by Jackson Roscoe Motorsports, LLC. Messrs. Hitchcock and McDonald are the sole members of Jackson Roscoe Motorsports, LLC.

(3) These shares will be issued to Mr. Wurtsbaugh upon the exercise of non-qualified stock options granted to Mr. Wurstbaugh on February 28, 2001 at an exercise price of $3.00 per share. Only 250,000 of these options are currently exercisable and the remaining 250,000 shall vest in equal annual increments over the four-year period commencing on the first anniversary of the date of grant.

In addition to the shares of common stock identified in the table above, as of February 23, 2001, we had 10,000 shares of our preferred stock issued and outstanding. All of these shares are owned of record by Jackson Roscoe Motorsports, LLC.

Each of our officers will purchase 2,500 shares of our common stock at an aggregate offering price of $25,000 in this offering. We also anticipate that a majority of our directors will purchase 2,500 shares of our common stock at an aggregate offering price of $25,000 in this offering.

                             EXECUTIVE COMPENSATION

We currently have an employment agreement with Michael J. Wurtsbaugh, our proposed CFO and Secretary, which will take effect upon completion of this offering, and are in negotiations with prospective candidates for the President/CEO of FanZ Racing, Inc. and FanZ Merchandising, Inc. The table below sets forth the compensation schedule for our officers upon completion of this offering. We have two incentive compensation plans: (i) the 2001 Stock Option Plan of FanZ Enterprises, Inc. and (ii) the 2001 Non-Employee Director Stock Option Plan of FanZ Enterprises, Inc. that were adopted by our Board of Directors on April ___, 2001 and are subject to stockholder approval upon completion of this offering. These plans require us to reserve an amount equal to 10% of our shares of common stock, after giving effect to this offering, for issuance upon exercise of options. The 2001 Stock Option Plan of FanZ Enterprises, Inc. must be approved by our stockholders within twelve (12) months of its implementation. Directors will also be entitled to a stipend of $5,000 per board meeting attended and $2,500 per committee meeting attended which is held on a separate day from the regularly scheduled board meeting.

                           SUMMARY COMPENSATION TABLE

       ------------------------ --------- --------------------------------- --------------------------
                                                Annual Compensation          Long-Term Compensation
                                                                                     Awards
         Name and Principal               --------------------------------- --------------------------
              Position            Year                Salary                  Securities Underlying
                                                        ($)                      Options/SAR's
                                                                                      (#)
       ------------------------ --------- --------------------------------- --------------------------

       J. Roe Hitchcock,          2001                150,000
       Chief Executive
       Officer, Treasurer
       (1)(2)
       ------------------------ --------- --------------------------------- --------------------------
       Frederick L. McDonald,     2001                150,000
       II, President(1)(2)
       ------------------------ --------- --------------------------------- --------------------------
       Michael J. Wurtsbaugh,     2001                175,000                      500,000(3)
       CFO, Secretary (1)
       ------------------------ --------- --------------------------------- --------------------------

(1) We intend to implement a bonus plan upon completion of this offering. All of our officers will be entitled to participate in the bonus plan.

(2) J. Roe Hitchcock and Frederick L. McDonald will each devote a minimum of eighty percent (80%) of their business time to our operations.

(3) All of these shares are subject to a Non-Qualified Option Agreement dated February 28, 2001 and will be issued upon the exercise of the option at an exercise price of $3.00 per share. The option is currently exercisable for 250,000 with the remaining 250,000 vesting in equal annual increments over a four-year period commencing on the first anniversary of the date of grant.

The employment agreement with Mr. Wurtsbaugh, who is currently serving as a consultant to FanZ Enterprises, Inc., has an initial term of three (3) years from the completion of this offering, with automatic one-year extensions thereafter. As compensation for his services as CFO and Secretary of FanZ Enterprises, Inc., Mr. Wurtsbaugh will receive and annual base salary of $175,000.00, periodic discretionary bonuses, travel expenses and health and retirement benefits. Upon termination without cause or a change in ownership of the company, he will be entitled to a severance equal to double his annual salary for one year from the termination date.

                              PLAN OF DISTRIBUTION

We will sell a maximum of 2,500,000 shares of our common stock to the public on a "best efforts" basis. There can be no assurance that any of these shares will be sold. This is not an underwritten offering. We have not committed to keep the registration statement effective for any set period of time. The gross proceeds to us will be $25,000,000 if all the shares offered are sold. No public market currently exists for our shares of common stock, although we intend to apply to have our shares quoted on the Pink Sheets under the symbol ("FANZ").

Regulation M of the Exchange Act (which replaced Rule 10b-6) may prohibit a broker-dealer from engaging in any market making activities with regard to a company's securities. Under Section 242.104 of Regulation M, stabilizing is prohibited except for the purpose of preventing or retarding a decline in the market price of a security. We do not plan to engage in any passive stabilizing activities.

The shares of common stock represented by this offering are being registered pursuant to Section 12 of the Exchange Act and Section 5 of the Securities Act, for which an exemption from registration under Section 3 and Section 4 is not available.

Limited State Registration

We will qualify or register the sale of our shares of common stock in a limited number of states. We will not accept subscriptions from investors residing in states other than those states where we have qualified or registered our shares. If required by state laws, the shares will be offered or sold through registered or licensed broker-dealers.

Terms of Sale of the Shares

We will be selling our shares through our officers and directors and, where required by state law, registered or licensed broker-dealers who will be offering our shares and distributing this Prospectus primarily at the locations of the 2001 NASCAR sanctioned events and over the Internet.

We will reimburse our officers and directors for expenses incurred in connection with the offer and sale of our shares, however, no sales commissions will be paid to any of our officers or directors. Our officers and directors are relying on Rule 3a4-1 of the Exchange Act as a "safe harbor" from registration as a broker-dealer in connection with the offer and sales of the shares. In order to rely on such "safe harbor" provisions provided by Rule 3a4-1, an officer or director must be in compliance with all of the following:

         -        he or she must not be subject to a statutory disqualification;

         - he or she must not be compensated in connection with such selling participation by payment of commissions or other payments based either directly or indirectly on such transactions;

         -        he or she must not be an associated person of a broker-dealer;

         - he or she must restrict participation to transactions involving offers and sale of the shares;

         - he or she must perform substantial duties for the issuer after the close of this offering not connected with transactions in securities, and not have been associated with a broker or dealer for the preceding 12 months, and not participate in selling an offering of securities for any issuer more than once every 12 months; and

         - he or she must restrict participation to written communications or responses to inquiries of potential purchasers.

Our officers and directors intend to comply with the guidelines enumerated in Rule 3a4-1. Each of our officers will purchase 2,500 shares of our common stock at an aggregate offering price of $25,000 in this offering. We also anticipate that a majority of our directors will purchase 2,500 shares of our common stock at an aggregate offering price of $25,000 in this offering.

Prospective investors must purchase a minimum of 25 shares at an aggregate-offering price of $250. Until we have sold at least 1,000,000 shares, we will not accept subscriptions for any shares. All proceeds of this offering will be deposited in an interest bearing escrow account with Firstar Bank, N.A. We intend to break escrow once subscriptions for the minimum number of our shares (1,000,000) are received and accepted and will continue to sell our shares until all shares offered are sold or nine months from the date of this Prospectus. If we are unable to sell at least 1,000,000 shares before this offering ends, we will return all funds, with interest, to subscribers promptly after the end of this offering. We have the right to completely or partially accept or reject any subscriptions for shares in this offering, for any reason or no reason. We may decide to terminate this offering at any time or cease selling efforts at any time prior to such date if our board of directors determines that there is a better use of funds and management time.

If this offering is not oversubscribed, within a reasonable time after effectiveness, we plan to accept all subscriptions as soon as reasonably practicable but in no event until we have received and accepted subscriptions for the minimum number of shares (1,000,000). If this offering is oversubscribed, we plan to allocate the shares among subscribers in our discretion within a reasonable time after effectiveness of this offering. We anticipate having one or more closings of this offering, the first of which cannot be held until we are able to sell at least 1,000,000 shares. After that, we could have multiple closings whenever we receive and accept new subscriptions.

Investment Procedures

No one may purchase any shares in this offering until it has been declared effective by the SEC and any applicable state securities commission. Following the effectiveness of this offering, an investor must complete, date, execute and deliver to us our subscription agreement together with a check in the amount corresponding to the cost of the shares to be purchased made payable to "Firstar Bank, N.A., Escrow Account for FanZ Enterprises, Inc." Once received, we will forward all funds and a copy of the subscription agreement to our escrow agent Firstar Bank, N.A.

Internet Sales

We will post a copy of our final Prospectus, as filed with the SEC, on our web site, located on the Internet at www.fanzenterprises.com, for investors to view or download once we have been declared effective with the SEC. We will update the web site to replace the online Prospectus with any post-effective amendments.

If an investor indicates that he or she would like to receive any other amendments to this prospectus electronically, we will e-mail a notice to the investor that informs him or her that an amendment to this Prospectus has been filed with the SEC, which will include a hyperlink to the web site as well as its Internet address. Additionally, upon request, the investor will receive paper copies of any or all documents from us.

Prior to effectiveness, no one may purchase any shares in this offering. Following the effectiveness of this offering, in order to purchase shares in this offering over the Internet, an investor must complete, date, execute and deliver to us, either a paper copy of our subscription agreement, together with either a check in the amount corresponding to the cost of the shares to be purchased, made payable to "Firststar Bank, N.A., Escrow Account for FanZ Enterprises, Inc.," or a wire transfer of funds for that amount or alternatively, electronically, by clicking on the "I have read the final prospectus and I agree to subscribe" button and forwarding the proper payment to us. An investor may not necessarily be able to purchase all of or any of the shares that he or she has requested, depending on availability, state blue sky laws and our discretion. The address and wire transfer instructions for our escrow agent is indicated in the subscription agreement. Following the effectiveness of this offering, subscription agreements will be available as follows:

         -        on the web site where we have posted our final prospectus;

         - unless an investor has specifically requested electronic delivery of the final prospectus, we will include the subscription agreement together with a paper copy of the final prospectus that we send to such investor; and

         - an investor can request a paper copy of the subscription agreement and prospectus by calling us, writing to us, or e-mailing us at the number or address listed in this prospectus or on our web site.

On our web site, www.fanzenterprises.com, we have posted our prospectus that explains our subscription procedure.

Escrow Agreement

Under the terms of our proposed escrow agreement, proceeds from the sale of our shares will be deposited into an interest bearing account until the minimum number of shares (1,000,000) are sold. In the event the proceeds from investors deposited into the escrow account is insufficient to meet our 1,000,000 share minimum, proceeds will be returned directly to investors by the escrow agent with interest. The proceeds for subscriptions for our shares which are placed in escrow will not be subject to claims by our creditors, affiliates or associates until the proceeds have been released to us under the terms of the escrow agreement. We intend to break escrow and conduct an initial closing once we receive and accept subscriptions for the minimum number of shares offered (1,000,000).

The securities regulatory authority of any state in which our offering is registered has the right to inspect and make copies of the records of the escrow agent relating to the escrowed funds in the manner described in the escrow agreement.

                                LEGAL PROCEEDINGS

Neither FanZ Enterprises, Inc., nor any of its subsidiaries are parties to any pending legal proceeding or litigation, and none of our property is the subject of a pending legal proceeding.

However, our principals, J. Roe Hitchcock and Frederick L. McDonald II, are parties to a lawsuit. On March 12, 2001, Durham Whitesell Capital Company, LLC, Terry Whitesell and Timothy S. Durham filed a complaint in the Superior Court of Marion County, Indiana against Trailer Equity Holdings, Inc., Fox Capital Fund I L.P., J. Roe Hitchcock, John Rothschild, Cornerstone Capital Partners, LLC and Frederick McDonald II alleging (i) default on the payment of certain notes issued to the plaintiffs in connection with the sale of CT Acquisition Corp. and its subsidiaries by the plaintiffs to the defendant Trailer Equity Holdings, Inc., and (ii) fraud and misrepresentation on the part of all the defendants in connection with the sale transaction. Messrs. Hitchcock, McDonald and Rothschild, Fox Capital Fund I L.P. and Cornerstone Capital Partners, LLC were all investors in the purchaser Trailer Equity Holdings, Inc. This action is currently in the pleading stage and the defendants intend to defend these claims vigorously and believe that the claims of fraud and misrepresentation are without merit.

                            DESCRIPTION OF SECURITIES

The following description is a summary of the material terms of our capital stock. This summary is subject to and qualified in its entirety by our Restated Certificate of Incorporation and Bylaws, and by the applicable provisions of Delaware law.

Capital Stock

Our authorized capital stock consists of 20,000,000 shares of common stock, par value $.01 per share and 10,000 shares of preferred stock, par value $.01 per share.

Common Stock

General. We have 20,000,000 authorized shares of common stock, par value $.01 per share, 10,000,000 of which are issued and outstanding. All shares which are the subject of this Prospectus, when issued and paid for under this offering, will be validly issued, fully paid and non-assessable.

Voting Rights. Each share of our common stock entitles the holder to one vote, either in person or by proxy, at meetings of stockholders. Our board of directors is elected annually at each annual meeting of the stockholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the holders of more than fifty percent (50%) of our voting power can elect all of our directors.

Dividend Policy. All shares of common stock are entitled to participate ratably in dividends when, as, and if declared by our board of directors out of the funds legally available to distribute dividends, after all accrued and unpaid dividends on the preferred stock have been paid. Any such dividends may be paid in cash, property or additional shares of common stock. We have not paid any dividends since our inception and presently anticipate that all earnings, if any, will be retained for development of our business. We expect that no dividends on the shares of common stock will be declared in the foreseeable future. Any future dividends will be subject to the discretion of our board of directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, general business conditions and other pertinent facts. There can be no assurance that any dividends on the common stock will ever be paid.

Miscellaneous Rights and Provisions. Holders of common stock have no preemptive or other subscription rights, conversion rights, redemption or sinking fund provisions. In the event of the liquidation or dissolution, whether voluntary or involuntary, of FanZ Enterprises, Inc., each share of common stock is entitled to share ratably in any assets available for distribution to holders of the equity of FanZ Enterprises, Inc. after satisfaction of all liabilities, including the payment of the liquidation preference of $600,000 plus accrued and unpaid dividends on the preferred stock.

Shares Eligible For Future Sale. Upon completion of this offering, we will have a minimum of 11,000,000 shares of common stock outstanding if the minimum number of shares offered in this offering are sold, or 12,500,000 shares of common stock outstanding if the maximum number of shares offered in this offering are sold. Of these shares, the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by an "affiliate" of FanZ Enterprises, Inc., and those held by Jackson Roscoe Motorsports, LLC, which will be subject to the limitations of Rule 144 adopted under the Securities Act. In general, a person who has a control relationship with FanZ Enterprises, Inc. is defined as an "affiliate." All of the remaining shares are deemed to be "restricted securities" as that term is defined in Rule 144 under the Securities Act.

In general, under Rule 144, commencing 90 days after the date of this Prospectus, a person, including an affiliate or persons whose shares are aggregated, who has owned restricted shares of common stock beneficially for at least one year, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of one percent of the total number of outstanding shares of the same class or the average weekly trading volume of our common stock on all exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC. Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us. A person who has not been an affiliate of FanZ Enterprises, Inc. for at least the three months immediately preceding the sale and who has beneficially owned shares of common stock for at least two years is entitled to sell such shares under Rule 144 without regard to the limitations described above.

Transfer Agent. The transfer agent for our common stock will be American Stock Transfer and Trust Company.

Lock-up Agreement. Jackson Roscoe Motorsports, LLC will hold in the aggregate upon completion of this offering 10,000,000 shares of our issued and outstanding common stock and Michael J. Wurtsbaugh will have the right to acquire 500,000 shares of our common stock at an exercise price of $3.00 subject to certain limitations. These shares of common stock (other than the restrictions applicable to Mr. Wurtsbaugh's shares under the Non-Qualified Option Agreement) are not subject to any contractual restriction on the sale of any such shares, other than a Lock-up Agreement. Beginning on the day this offering is completed, they are prohibited by the terms of the Lock-up Agreement from selling, transferring or pledging all of their shares of common stock , although they retain all of the voting rights attendant on these shares.

According to the terms of the Lock-up Agreement, it will terminate and the shares will be freely tradeable upon the occurrence of any of the following:

         (i)      the second anniversary of the completion of this offering;

         (ii) the date all funds have been returned to investors if this offering is terminated; or

         (iii)    the date the shares become "covered securities" as defined in
                  Section 18(b)(1) of the Securities Act. These include shares which are listed as authorized for listing on the New York Stock Exchange, the Nasdaq National Market, or other national securities exchanges which the SEC has determined have listing standards substantially similar to the listing standards applicable to these securities.

Lack of Public Market for Our Shares. There has not been a public market for our common stock and the price of our shares may be very volatile. We are not sure if and when the shares will start trading, and this may not occur until well after the first closing of this offering. We could decide not to facilitate the commencement or continuation of a trading market for the common stock for an extended period. We cannot predict the extent to which investor interest in our common stock will lead to the development of an active trading market or how liquid that market might become. Because no underwriter has sold any shares to their customers or received options, warrants or shares in this offering, there is currently little incentive for a financial institution to provide aftermarket support of the shares. Due to this lack of aftermarket support, the price of our stock following this offering may decrease, and investors may be unable to resell their shares at or above the initial public offering price.

Preferred Stock

General. We have 10,000 authorized shares of preferred stock, par value $.01 per share, 10,000 of which are issued and outstanding and held by Jackson Roscoe Motorsports, LLC.

Voting Rights. The holders of our preferred stock shall not be entitled to any voting rights except that an affirmative vote of at least two-thirds of the issued and outstanding shares of preferred stock, voting as a class, shall be required to amend any provision of our Restated Certificate of Incorporation that would otherwise adversely affect the rights and preferences of the preferred stock or authorize the creation of a new class of stock.

Dividend-Policy. The holders of our preferred stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefore, cumulative dividends at the rate of 10% per annum, in preference to and in priority over any dividends upon the common stock.

Conversion and Liquidation Rights. Our preferred stock is not convertible into shares of common stock. Upon our dissolution, liquidation, or winding up, holders of our preferred stock will be entitled to receive, after payment or provision for payment of all our debts and liabilities, prior to and in preference to any distribution to our other stockholders including the holders of common stock, the aggregate amount of $600,000 or $60 per share, plus an amount equal to all accrued and unpaid dividends thereon to the date of liquidation.

Redemption. We may redeem, at our option, at any time on or after the date which is six months from the initial closing of this offering, in whole or in part, the issued and outstanding preferred shares, at an aggregate redemption price of $600,000 or $60 per share, out of funds legally available for such payment and such redemption if not otherwise prohibited by the terms of any senior bank financing. The holders of our preferred stock shall not be entitled to receive any accrued and unpaid dividends in payment for their shares in the event we exercise our right to purchase their shares pursuant to the redemption provisions of our Restated Certificate of Incorporation.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On November 15, 2000, in exchange for $100 in consideration, we issued 100 shares of our common stock to Jackson Roscoe Motorsports, LLC. On December 18, 2000, Jackson Roscoe Motorsports, LLC contributed an additional $50,000 to the capital of FanZ Enterprises, Inc. for its shares of common stock. On February 23, 2001, Jackson Roscoe Motorsports, LLC contributed an additional $50,000 to the capital of FanZ Enterprises, Inc., in the form of a Demand Note, for its shares of common stock. On February 23, 2001, in exchange for $400,000 in consideration, in the form of a Demand Note, we issued 10,000 shares of our preferred stock to Jackson Roscoe Motorsports, LLC. Jackson Roscoe Motorsports, LLC is an entity wholly owned and controlled by J. Roe Hitchcock and Frederick
L. McDonald, II. The preferred shares are redeemable at any time after six months from the closing of this offering at a price of $600,000 subject to applicable escrow provisions.

On January 1, 2001, we entered into an agreement with Stillwater Capital Advisors, LLC, a Delaware limited liability company, for consulting services. J. Roe Hitchcock, our Chief Executive Officer, Treasurer and a director of FanZ Enterprises, Inc., and Frederick L. McDonald, II, our President and also a director of FanZ Enterprises, Inc., are members of Stillwater Capital Advisors, LLC and together own a controlling interest in Stillwater Capital Advisors, LLC. Consulting services will be provided to us for a period of twelve (12) months at a flat fee of $750,000 to be paid in one lump sum payment.

FanZ Enterprises, Inc. will donate approximately two and one-half percent (2.5%) of its yearly pre-tax profit to the Jackson Roscoe Foundation. The Jackson Roscoe Foundation has been set up in memory of Jackson Roscoe Hitchcock. Jackson was one of the twins born to Joan and J. Roe Hitchcock, our CEO and Treasurer, on September 13, 1999. Jackson was diagnosed with transposition of the greater vessels. The Jackson Roscoe Foundation will donate money to programs and help families of sick children, specifically the children suffering from congenital heart diseases. The Jackson Roscoe Foundation will be a 501(c)3 corporation and therefore the donations will be a tax-deductible contribution. Joan Hitchcock will serve as the President of the Board of Directors of the Jackson Roscoe Foundation.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

No established public trading market exists for our securities.

                                  LEGAL MATTERS

The validity, authorization and issuance of the shares of our common stock offered hereby will be passed upon for FanZ Enterprises, Inc. by Benesch, Friedlander, Coplan & Aronoff LLP of Cleveland, Ohio.

                                     EXPERTS

The consolidated financial statements of FanZ Enterprises and Subsidiaries included in this prospectus and in the registration statement have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the period set forth in their report (which contains and explanatory paragraph regarding the Company's ability to continue as a going concern) appearing elsewhere herein, and are included in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

            DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
                           SECURITIES ACT LIABILITIES

Our Certificate of Incorporation provides that we will indemnify our officers and directors to the fullest extent permitted by the Delaware General Corporation Law ("DGCL"). Our Certificate of Incorporation provides that we will indemnify and hold harmless each person who was or is threatened to be made a party to or is otherwise involved in any threatened proceedings by reason of the fact that he or she is or was a director or officer of our company or is or was serving at our request as an officer, director, partner, trustee, employee, or agent of another entity, against all losses, claims, damages, liabilities and expenses actually and reasonably incurred or suffered in connection with such proceeding.

Insofar as indemnification for liabilities arising under the Securities Act, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such officer, director or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                             FanZ Enterprises, Inc.
                          (a development stage company)

                              Financial Statements

          Period from October 20, 2000 (Inception) to January 31, 2001

                             FANZ ENTERPRISES, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                                    CONTENTS



            Report of Independent Certified Public Accountants             F-2

            Financial Statements

                Balance sheet                                              F-3

                Statement of loss                                          F-4

                Statement of cash flow                                     F-5

                Summary of significant accounting policies                 F-6

                Notes to financial statements                           F-7-11

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors
FanZ Enterprises, Inc.

We have audited the accompanying balance sheet of FanZ Enterprises, Inc. ( a development stage company) as of January 31, 2001, and the related statements of loss and cash flow for the period from October 20, 2000 (inception) to January 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.


We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of FanZ Enterprises, Inc. as of January 31, 2001, and the results of its operations and cash flows for the period from October 20, 2000 (inception) to January 31, 2001 in conformity with accounting principles generally accepted in the United States.


The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company's dependence on raising equity, its lack of working capital and income sources as well as the inherent risks associated with a start-up business raise substantial doubt about the Company's ability to continue as a going concern. Management's plans concerning these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Atlanta, Georgia
February 26, 2001

                             FANZ ENTERPRISES, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                                  BALANCE SHEET
                                JANUARY 31, 2001


                                        ASSETS

CURRENT:
   Cash                                                                                  $    50,100
   Deferred offering costs.....................................................               95,935
                                                                                        ------------

TOTAL ASSETS...................................................................          $   146,035
                                                                                         ===========


                          LIABILITIES AND STOCKHOLDER'S DEFICIT

CURRENT:
   Accrued expenses............................................................         $    160,910
                                                                                         -----------

TOTAL LIABILITIES..............................................................              160,910
                                                                                         -----------

COMMITMENTS

STOCKHOLDER'S DEFICIT
   Common stock, $.01 par value - 3,000 shares authorized;
     100 issued and outstanding................................................                    1
   Additional paid-in capital..................................................               50,099
   Accumulated deficit during the development stage............................              (64,975)
                                                                                        -------------

TOTAL STOCKHOLDER'S DEFICIT....................................................              (14,875)
                                                                                        ------------

                                                                                        $    146,035
                                                                                        ============

See accompanying summary of accounting polices and notes to financial statements.

                             FANZ ENTERPRISES, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                                STATEMENT OF LOSS
          PERIOD FROM OCTOBER 20, 2000 (INCEPTION) TO JANUARY 31, 2001

Revenues.......................................................................     $          -

General and administrative expenses............................................           64,975
                                                                                    ------------

Net loss.......................................................................     $    (64,975)
                                                                                    =============

Basic and diluted loss per share...............................................     $    (649.75)
                                                                                    ============

Basic and diluted weighted average shares outstanding..........................              100
                                                                                    ============


See accompanying summary of accounting polices and notes to financial statements.

                             FANZ ENTERPRISES, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                             STATEMENT OF CASH FLOW
          PERIOD FROM OCTOBER 20, 2000 (INCEPTION) TO JANUARY 31, 2001

OPERATING ACTIVITIES
   Net loss................................................................     $    (64,975)
   Adjustment to reconcile net loss to cash used in
     operating activities:
       Change in current assets and liabilities:
         Deferred offering costs...........................................          (95,935)
         Accrued expenses..................................................          160,910
                                                                                ------------

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES                                        -
                                                                                ------------

FINANCING ACTIVITY
   Proceeds from the issuance of stock.....................................           50,100
                                                                                ------------

NET INCREASE IN CASH.......................................................          50,100

CASH, BEGINNING OF PERIOD..................................................               -
                                                                                -----------

CASH, END OF PERIOD........................................................     $    50,100
                                                                                ===========




See accompanying summary of accounting polices and notes to financial statements.

                             FANZ ENTERPRISES, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND BUSINESS

FanZ Enterprises, Inc. (a development stage company) (the "Company") is a Delaware corporation which was formed on October 20, 2000 for the purpose of controlling and managing a multi-car NASCAR motorsports operation that will participate in NASCAR sanctioned events. The Company has selected a December 31st year end. The Company has two wholly-owned subsidiaries, also development stage companies. FanZ Racing, Inc. will own and manage the racing operations while FanZ Merchandising, Inc. will own, manage, market and distribute all of the related merchandise for the racing operations. As of January 31, 2001, there were no transactions in either subsidiary and there were no intercompany accounts to eliminate.

The Company is in the development stage and its activities to date have seen limited to organizational activities including developing and implementing its business plan, hiring personnel, establishing business strategies and formulating a strategy to raise equity.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts of cash approximate fair value because of the short-term nature of this item.

REVENUE RECOGNITION

Revenues are expected to be generated from a number of sources including sponsorships, race purse winnings, race bonus opportunities and merchandise sales. It is expected that sponsorship revenue will be recognized over the period of the sponsorship agreement; race purse winnings and bonuses will be recognized when receipt is assured; and merchandise sales will be recognized upon shipment, less returns and allowances.

STOCK-BASED COMPENSATION

The Company plans to account for its stock option awards to employees and directors under the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). Under the intrinsic value based method, compensation cost is the excess, if any, of the quoted market price of the stock at grant date or other measurement date over the amount the employee must pay to acquire the stock. The Company plans to adopt the disclosure provisions of SFAS 123,"Accounting for Stock-Based Compensation" ("SFAS 123") and disclose the pro forma amounts of net income (loss) as if the fair value based method of accounting had been applied.

For options awarded to all others, compensation will be recognized for the fair value of options granted in accordance with SFAS 123 and related interpretations.

                             FANZ ENTERPRISES, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


INCOME TAXES

Deferred tax assets and liabilities are recorded for the expected future tax consequences of temporary differences between the tax basis of assets and liabilities. Deferred tax assets of approximately $26,000 related primarily to non-deductible accruals have been offset by a valuation reserve since the utilization of this asset cannot be assured.

LOSS PER SHARE

Basic and diluted loss per share was computed in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share". Basic loss per share is computed by dividing the net loss available to common shareholders (numerator) by the weighted average number of common shares outstanding (denominator) during the period and excludes the effects of potentially dilutive common shares. Diluted net loss per share gives effect to all potentially dilutive common shares outstanding during a period. There were no potentially dilutive common shares outstanding on January 31, 2001, thus basic and dilutive loss per share are the same for the period presented.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                             FANZ ENTERPRISES, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS

1.    BASIS OF PRESENTATION

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. This basis of accounting contemplates the recovery of the Company's assets and the satisfaction of liabilities in the normal course of business. Since its inception on October 20, 2000, the Company has been involved in organizational activities. The Company's ultimate ability to attain profitable operations is dependent upon its obtaining adequate capitalization to complete its development activities and implementation of its business plan. The Company is currently preparing to file a registration statement on Form SB-2 with the Securities and Exchange Commission which would offer outside investors up to 2,500,000 common shares (after an anticipated 100,000 to 1 common stock split) in a direct participation offering. Monies raised from this offering will be held in escrow until a minimum of 1,000,000 shares are sold. There can be no assurances as to if and when this registration statement may become effective or what the ultimate net proceeds from such an offering might be.

As a result of the foregoing, these circumstances raise substantial doubt about the Company's ability to continue as a going concern. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

2.    STOCKHOLDER'S DEFICIT

ISSUANCE OF COMMON STOCK

On October 20, 2000, the Company issued 100 shares of its $.01 par value stock to Jackson Roscoe Motorsports, LLC (the "sole stockholder" or the "parent"). The sole stockholder is owned in its entirety by two directors of the Company. As consideration for the shares issued, the Company received $1 per share. On December 18, 2000, the Company received additional consideration for these shares in the amount of $50,000. Subsequent to January 31, 2001, the Company received another capital contribution from its sole stockholder in the form of a $50,000 note receivable.

Subsequent to January 31, 2001, the Company increased its authorization of common stock to 20,000,000 shares in anticipation of the aforementioned 100,000 to 1 split. Had the split occurred on January 31, 2001, basic and diluted loss per share would have been $(.01) per weighted share outstanding as compared to the reported amount of $(649.75) per share.

PREFERRED STOCK

Subsequent to January 31, 2001, the company authorized and issued to its sole stockholder ten thousand (10,000) shares of 10% Cumulative Preferred Stock (the "Preferred Stock") at $40.00 per share. The par value was $0.01 per share. The parent, as holder of the shares, is entitled to receive, at the discretion of the Board of Directors, cumulative dividends at the annual rate of 10% ($4.00 maximum) per share, in priority over any dividends payable upon any of the Common Stock. As consideration, the Company received a $400,000 note receivable from the sole stockholder.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the

                             FANZ ENTERPRISES, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS


Company, the holders of Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company that are available for distribution, an amount in cash equal to $60 per share outstanding, plus an amount in cash equal to all accrued but unpaid dividends thereon to the date fixed for liquidation. If the assets of the Company are not sufficient for this, then the holders of the Preferred Stock shall share ratably in the distribution of assets.

The Company may redeem the Preferred Stock at any time six months after the closing of a Qualified Public Offering ("public offering"), in whole or from time to time, at a redemption price of $60 per share (the "Redemption Amount"). A "Qualified Public Offering" in this case is defined as a public offering registered under the Securities Act of 1933 which ultimately results in gross proceeds to the Company of at least $10,000,000. The holders of the Preferred Stock will only be entitled to receive the Redemption Amount, and not the amount of any accrued and unpaid dividends.

STOCKHOLDER'S DEFICIT ACTIVITY

                                                                          Accumulated
                                        Common Stock                         Deficit
                                  ------------------------  Additional     During the
                                                              Paid-In      Development
                                  Shares         Amount       Capital         Stage       Total
                                  ----------- ------------ ------------  ------------- -----------

BALANCE AT OCTOBER 20, 2000       $    -         $    -        $      -      $    -     $      -

   Net loss                            -              -               -       (64,975)    (64,975)

   Issuance of common stock            100              1            99           -           100

   Capital contribution                -              -          50,000           -        50,000
                                  --------       --------      --------      --------    --------

BALANCE AT JANUARY 31, 2001            100       $      1      $ 50,099      $(64,975)   $(14,875)
                                  ========       ========      ========      ========    ========


3.    RELATED PARTY TRANSACTION

Effective January 1, 2001, the Company entered into a 12 month agreement for consulting services with Stillwater Capital Advisors, LLC, a company partially owned by the shareholders of the parent company. The amount accrued at January 31, 2001 under this agreement was $62,500. The Company is contractually obligated to Stillwater Capital Advisors, LLC for an additional $687,500.

4.    COMMITMENTS

Subsequent to January 31, 2001, the Company agreed in principle to lease land and property to be used as its principal place of business for annual rent of approximately $60,000 under a lease term of one year with an option to renew for three consecutive periods of one year each. The lessor is a

                             FANZ ENTERPRISES, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS


consultant to the Company's parent and the commencement of this lease is contingent upon the Company's closing of its public offering.

5.    STOCK OPTIONS

Subsequent to January 31, 2001, the company adopted two stock option plans: the 2001 Stock Option Plan (the "Plan") and the 2001 Non-Employee Director Stock Option Plan (the "Non-Employee Plan"). Under the terms of the Plan, a maximum of 9% of the number of outstanding shares of the Company's Common Stock, after giving effect to the close of Company's public offering, may be granted to its officers, key employees and consultants. Options granted under this Plan may be
(a) Incentive Stock Options, (b) Non-Qualified Stock Options or (c) a combination of the foregoing. No Incentive Stock Options may be granted to a person who is not an employee. The option price per share of any stock option granted under the Plan shall not be less than the fair market value of the Common Stock at the date of the grant. In the case of an Incentive Stock Option grant, the option price per share shall not be less than 110% of the fair market value of the shares at the date of grant should that employee hold more than 10% of the total combined voting power of all classes of stock of the Company, its parent or subsidiaries at the grant date. In general, the options shall be exercisable for a term of not more than ten years.

Under the terms of the Non-Employee Plan, options may be granted equal to a maximum of 1% of the number of outstanding shares of the Company's Common Stock, after giving effect to the close of Company's public offering. The option price shall be the fair market value at the date of grant, and shall, in general, be exercisable for a term of not more than ten years.

Subsequent to January 31, 2001, (after giving effect to the anticipated 100,000 to 1 split discussed in Notes 1 and 2) the Company is expected to grant 500,000 options to a consultant, expected to become the Company's Chief Financial Officer, at an exercise price of $3.00 per share of which 250,000 vest on the grant date and the remaining vest over a four year period commencing on the first anniversary of the grant date. In accordance with FAS 123 and related interpretations, compensation expense for the fair value of these options will be recognized over the period in which these options are earned. Assuming a fair market value of $10 per share (the projected selling price of shares in the aforementioned public offering), the Company, therefore, expects to incur approximately $3,800,000 of non-cash compensation expense in the future. It is expected that $1,900,000 will be recognized when the options are granted while the remaining will be recognized ratably over the four year period from the grant date. The fair value approach to the valuation of these options requires that the unvested shares be "marked to market" at the end of each reporting period. As such, if the fair value of the options change in the future, then related current and future non-cash compensation expense will change accordingly. When and if the consultant becomes an employee, a new measurement date will be required resulting in a remeasurement of the value of the unearned options using the intrinsic value method. This grant is separate and distinct from either of the stock option plans described above.

                             FANZ ENTERPRISES, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                                    CONTENTS


6.    EMPLOYMENT AGREEMENTS

The Company and its parent are committed to certain employment and consulting contracts to multiple key individuals. All were executed subsequent to January 31, 2001 and the employment agreement requires the close of the Company's public offering to become effective.

7.    SEGMENT INFORMATION

The Company plans to adopt SFAS 131, which establishes standards for the way that public business enterprises report information about operating segments in their financial statements. The standard defines operating segments as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

The Company expects that it will have two reportable segments: the racing segment which will operate the race teams and the merchandising segment which will own, manage, market and distribute related merchandise.

8.    CONCENTRATION OF CREDIT RISK

Financial instruments, which potentially subject the Company to concentration of credit risk, consist primarily of cash. The Company's cash at January 31, 2001 was not deposited at a financial institution, therefore it was not FDIC insured at that time. The Company has subsequently opened a bank account at a high quality financial institution.

                 PART II--INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification Of Directors And Officers

Our Restated Certificate of Incorporation provides that the liability of our directors shall be eliminated or limited to the fullest extent permitted by the DGCL. Under the DGCL, the directors have a fiduciary duty to us which is not eliminated by this provision of our Restated Certificate of Incorporation and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available.

Section 145 of the DGCL empowers a corporation to indemnify its directors and officers to cover liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director:

         - for any breach of the director's duty of loyalty to us or our stockholders;

         - for acts or omissions which are found by a court of competent jurisdiction to not be in good faith or which involve intentional misconduct or a knowing violation of law;

         -        under Section 174 of the DGCL; or

         - for any transaction from which the director derived an improper personal benefit.

The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's bylaws, any agreement, a vote of stockholders or otherwise. Our Restated Certificate of Incorporation eliminates the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the DGCL and provides that we shall fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that that person is or was our director or officer, or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. This indemnification shall be against expenses including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnities in connection with such action, suit or proceeding.

At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under our Restated Certificate of Incorporation or under the indemnification agreements referred to above. We are not aware of any threatened litigation or proceeding that may result in a claim for this type of indemnification.

Item 25. Other Expenses Of Issuance And Distribution

The securities are being registered in connection with the public offering of up to 2,500,000 shares of our common stock, and all of the following expenses will be borne by FanZ Enterprises, Inc. The amounts set forth are estimates except for the SEC registration fee:

Amount To Be Paid
-----------------
SEC registration fee                                               $6,250.00
State Blue Sky Fees                                               $67,310.00
Printing and engraving expenses                                  $100,000.00
Attorneys' fees and expenses                                     $210,000.00
Accountants' fees and expenses                                       $50,000
Transfer agent's and registrar's fees and expenses(1)            $303,500.00
Miscellaneous                                                     $10,000.00
                                                                 -----------
Total                                                            $747,060.00
                                                                 ===========
------------------
(1) Transfer Agent fees are based on an estimate of $3,500 for services related to this offering and one year of transfer agent services for 100,000 Stockholders at $.25 per month. This estimate does not include out-of-pocket expenses incurred by the Transfer Agent.

Item 26. Recent Sales Of Unregistered Securities

On November 15, 2000, we issued 100 shares of our common stock to Jackson Roscoe Motorsports, LLC for a total consideration of $100,100, $50,000 of which is represented by a Demand Note. On February 23, 2001 we issued 10,000 shares of our preferred stock to Jackson Roscoe Motorsports, LLC for total consideration of $400,000, all of which is represented by a Demand Note. Both issuances were private transactions that were exempt from the registration requirements of the Securities Act, as amended, pursuant to the exemption found in Section 4(2) of the Securities Act, as amended. On February 23, 2001 we increased the authorized number of our common shares to 20,000,000. On April ___, 2001, we authorized a 100,000 for 1 stock split pursuant to which our stockholders received 100,000 shares of our common stock for every one share of common stock owned. This split was also exempt from the registration requirements of the Securities Act, as amended.

Item 27. Exhibits

The following exhibits are filed as part of this Registration Statement.

         Exhibit.          Page
         No.               No.         Description
         ---------         ---        ------------

         3(i)              ____     Restated Certificate of Incorporation of
                                    FanZ Enterprises, Inc., filed with the
                                    Secretary of State of Delaware on February
                                    23, 2001.

         3(ii)             ____     By-Laws of FanZ Enterprises, Inc. adopted on
                                    November 15, 2000.

         4                 ____     Specimen Stock Certificate.

         5                 ____     Opinion Letter dated April 5, 2001.

         10(i)             ____     Form of Subscription Agreement.

         10(ii)            ____     2001 Stock Option Plan of FanZ Enterprises,
                                    Inc.

         10(iii)           ____     2001 Non-Employee Director Stock Option Plan
                                    of FanZ Enterprises, Inc.

         10(iv)            ____     Employment Agreement between FanZ
                                    Enterprises, Inc. and Michael J. Wurtsbaugh.

         10(v)             ____     Option Agreement between FanZ Enterprises,
                                    Inc. and Michael J. Wurtsbaugh.


         10(vi)            ____     Letter of Intent Agreement between Jackson
                                    Roscoe Motorsports, LLC and Sharp Racing,
                                    Inc.

         10(vii)           ____     Form of Lock-up Agreement.

         10(viii)          ____     Consulting Agreement between FanZ
                                    Enterprises, Inc. and Stillwater Capital
                                    Advisors, LLC.

         21                ____     Subsidiaries of FanZ Enterprises, Inc.

         23(i)             ____     Consent of Certified Public Accountants
                                    dated April 4, 2001.

         23(ii)            ____     Consent of Counsel (See Exhibit 5).

         23(iii)           ____     Consent of Board Nominees.

         99                ____     Escrow Agreement.

Item 28. Undertakings

The Registrant hereby undertakes that it will:

         - File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                           Include any prospectus required by Section 10(a)(3) of the Securities Act;

                           Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

                           Include any additional or changed material information on the plan of distribution.

         - File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of this offering.

         - For determining liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of the Registration Statement pursuant to Rule 424(b)(1) or
                  (4) or 497(h) under the Securities Act as part of this registration statement as of the time the SEC declared it effective.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant, pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

In the event a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the city of Ann Arbor, State of Michigan, on April 4, 2001.

FanZ Enterprises, Inc.

By:      /s/ Frederick L. McDonald II
         ----------------------------
         Frederick L. McDonald II, President

In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

     Signature                          Title                       Date
     ---------                          -----                       ----

/s/ J. Roe Hitchcock          Chief Executive Officer,            April 4, 2001
--------------------            Treasurer, Director
J. Roe Hitchcock



/s/ Frederick L. McDonald II     President, Director              April 4, 2001
----------------------------
Frederick L. McDonald II